LEASE

BETWEEN

FRANKLIN STREET PROPERTIES, LLC, a California limited liability company,

as Landlord

and

CENTRAL COAST BANK CORP., a California corporation,

as Tenant

Marina, California

April 16, 1998

THIS LEASE (this "Lease") is made and entered into as of the date set forth in Section 1.1 by and between Landlord and Tenant.

ARTICLE 1 - BASIC LEASE PROVISIONS

1.1 Effective Date: April 16, 1998
1.2 Landlord: FRANKLIN STREET PROPERTIES, LLC, a California limited liability company.
1.3 Tenant: CENTRAL COAST BANK CORP., a California corporation
1.4 Tenant's Trade Name: Cypress Bank. (Article 10)
1.5 Project: Project on Reservation Road, Marina, California, including site of current Cypress Bank building at 228 Reservation Road, to be named “Cypress Bank Plaza”, subject to approval of applicable governmental authorities.
1.6 Premises: Approximately as depicted on the site plan attached hereto as Exhibit A. containing approximately three thousand (3,000) square feet of Floor Area. (Article 2)
1.7 Term: Six (60) months, with three (3) Option Terms of sixty (60) months each. (Article 3)
1.8 Minimum Annual Rent: Twelve Dollars ($12.00) per square foot of Floor Area in the Premises, subject to adjustment on each yearly anniversary of the Commencement Date occurring during the Term (as extended by the Option Term(s), as applicable, as set forth in Section 6.1 below. (Article 6)
1.9 Use of Premises: The Premises shall be used for the operation of retail branch bank and operations incidental thereto, and for no other use or purpose. (Article 10)
1.10 Security Deposit: None.
1.11 Broker(s): None. (Article 22)
1.12 Notices: (Article 22)

To Landlord:

Franklin Street Properties, LLC
204 Franklin Street
Redwood City, California 94063
Attn: Matthew H. Howarth

To Tenant:
Central Coast Bank Corp.
1658 Fremont Boulevard
Seaside, California 93955
Attn: John McCarthy

This Article 1 is intended to supplement and/or summarize the provisions set forth in the balance of this Lease. If there is any conflict between any provisions contained in this Article 1 and the balance of this Lease, the balance of this Lease shall control.

ARTICLE 2 - PREMISES

2.1 Premises. Landlord leases to Tenant and Tenant leases from Landlord, for the “Term” (as defined in Article 3) and upon the covenants and conditions set forth in this Lease, the premises described in Section 1.6 (“Premises”).

2.2 Reservation. Landlord reserves the right to use the exterior walls, floor, roof and plenum in, above and below the Premises for the repair, maintenance, use and replacement of pipes, ducts, utility lines and systems and structural elements serving the Project and for such other purposes as Landlord deems necessary. In exercising its rights reserved herein, Landlord shall not unreasonably interfere with the operation of Tenant’s business on the Premises.

2.3 Floor Area. The term “Floor Area”, as used in this Lease, shall mean all areas designated by Landlord for the exclusive use of a tenant (subject to the Landlord’s reservation set forth in Section 2.2 above) measured from the exterior surface of exterior walls (and extensions, in the case of openings) and from the center of interior demising walls, and shall include, but not be limited to, restrooms, mezzanines, warehouse or storage areas, clerical or office areas and employee areas. The Premises contain approximately the number of square feet of Floor Area specified in Section 1.6. Landlord and Tenant shall each have the right during the first ninety (90) days following the Commencement Date to cause the Floor Area of the Premises to be remeasured by a licensed architect. If an error is found in the measurement of the Floor Area, the measuring party shall cause its architect to certify the correct measurement to the other party for approval, which approval shall not be unreasonably withheld or delayed. In the event that the non-measuring party within ten (10) days of its receipt of such certification notifies the measuring party of its objection to the measuring party’s determination of the Floor Area, then Landlord and Tenant and their respective architects shall meet within ten (10) days of such notification of objection and resolve any disputes and come to agreement on the actual Floor Area of the Premises in a manner consistent with the definition and manner of determination of the Floor Area of the Premises contained in this Section 2.3. In the event that the non-measuring party fails to so notify the measuring party of its objection to such certification within such time period, then such determination of the Floor Area as so certified shall be deemed to be correct. Upon determination of the actual Floor Area of the Premises in the manner set forth herein, the Minimum Annual Rent and all other charges payable by Tenant under this Lease which are determined with reference to the Floor Area of the Premises shall be adjusted accordingly.

ARTICLE 3 — TERM

3.1 Term. This Lease shall be effective from and after the Effective Date specified in Section 1.1. The term of this Lease (“Term”) shall commence on the date (the “Commencement Date”) of the earlier of: (a) the date Tenant initially opens for business to the public in the Premises, or (b) sixty (60) days following the “Substantial Completion of the Premises” (as defined in Section 4.1 below). The Term shall continue, unless sooner terminated in accordance with the provisions of this Lease, for the number of months specified in Section 1.7 from the Commencement Date (except that if the Commencement Date is not the first day of a calendar month, then the Term shall be measured from the first day of the calendar month following the Commencement Date).

3.2 Extension Options. Tenant shall have the option to extend the Term of this Lease for three (3) additional periods of sixty (60) months each as set forth in Article 1 of this Lease (each such period being referred to herein as an “Option Term”’) only by giving Landlord written notice by the later to occur of (A) fifteen (15) days following Tenant’s receipt of written notice from Landlord reminding Tenant of the expiration date for Tenant’s exercise of such option (which notice from Landlord shall not be delivered earlier than fifteen (15) months prior to the expiration of the then applicable Term), or (B) at least one (1) year before the expiration of the then applicable Term. All of the terms, covenants, conditions, provisions and agreements applicable to the initial Term shall be applicable to the Option Terms, including, without limitation, adjustment of the Minimum Annual Rent on each anniversary of the Commencement Date occurring during each Option Term. Time is of the essence with respect to Tenant’s exercise of the options to extend the Term of this Lease provided herein. The option to extend the Term pursuant hereto by the Option Terms shall not be personal to the original Tenant signatory to this Lease and shall be exercisable by or for the benefit of any assignee or subtenant of Tenant (including, without limitation, an assignee in connection with a “Permitted Transfer” pursuant to Section 13.4 below); provided, however, that in the event of Tenant’s exercise of an option to extend pursuant hereto following any assignment of this Lease (other than to an assignee in connection with a Permitted Transfer pursuant to Section 13.4 below) or while any sublease remains in effect with respect to the Premises, Minimum Annual Rent shall be increased as of the commencement of the applicable Option Term to equal the greater of (1) the amount which would otherwise then be due based upon the adjustment provided for in Section 6.1 below, or (2) the “Fair Market Rent” (as hereinafter defined) for the Premises as of the commencement of such Option Term, and Minimum Annual Rent as so adjusted upon the commencement of such Option Term shall be further adjusted on each anniversary of the Commencement Date occurring during such Option Term in accordance with Section 6.1 below. All references in this Lease to the “Term” shall be deemed to mean the initial Term as extended by the Option Terms, as applicable. If applicable pursuant to the foregoing, the Fair Market Rent for each Option Term shall be determined as follows:

      (a) For purposes of this Lease, the "Fair Market Rent" shall mean the prevailing annual fair market rental rate as of the commencement of each Option Term for tenants of premises comparable to the Premises in comparable retail centers in the vicinity of the Premises for periods comparable to the Option Term. Following Tenant’s exercise of its option to extend the Term by the applicable Option Term, Landlord and Tenant shall meet and endeavor in good faith to agree upon the Fair Market Rent. If Landlord and Tenant fail to reach agreement by the date which is six (6) months prior to the commencement of the applicable Option Term, then, within twenty (20) days thereafter, each party, at its own cost and by giving notice to the other party, shall appoint a licensed commercial real estate agent with at least seven (7) years full-time experience as a real estate agent active in leasing of retail projects in the area of the Premises to appraise and set the Fair Market Rent for the Option Term. If a party does not appoint an agent within twenty (20) days after the other party has given notice of the name of its agent, the single agent appointed shall be the sole agent and shall set the Fair Market Rent for the Option Term. If there are two (2) agents appointed by the parties as stated above, the agents shall meet within ten (10) days after the second agent has been appointed and attempt to set Fair Market Rent for the Option Term. If the two (2) agents are unable to agree on such Fair Market Rent within thirty (30) days after the second agent has been appointed, they shall, within twenty (20) days after the last day the two (2) agents were to have set such Fair Market Rent, attempt to select a third agent who shall be a licensed commercial real estate agent meeting the qualifications stated above. If the two (2) agents are unable to agree on the third agent within such twenty (20) day period, either Landlord or Tenant may request the Chairman of the Program Committee for the Northern California Chapter of the International Council of Shopping Centers (ICSC) to select a third agent meeting the qualifications stated in this subsection. Each of the parties shall bear one-half (1/2) of the cost of appointing the third agent and of paying the third agent’s fee. No agent shall be employed by, or otherwise be engaged in business with or affiliated with, Landlord or Tenant, except as an independent contractor.

      (b) Within thirty (30) days after the selection of the third agent, a majority of the agents shall set the Fair Market Rent for the Option Term. If a majority of the agents are unable to set such Fair Market Rent within the stipulated period of time, each agent shall make a separate determination of such Fair Market Rent and the three (3) appraisals shall be added together and the total shall be divided by three (3). The resulting quotient shall be the Fair Market Rent for the Premises for the Option Term. However, if the low appraisal is more than ten percent (10%) lower than the middle appraisal, the low appraisal shall be disregarded, and if the high appraisal is more than ten percent (10%) higher than the middle appraisal, the high appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting quotient shall be Fair Market Rent for the Option Term. If both the lowest appraisal and the highest appraisal are disregarded as stated in this subsection, the middle appraisal shall be the Fair Market Rent for the Option Term.

      (c) Each agent shall hear, receive and consider such information as Landlord and Tenant each care to present regarding the determination of Fair Market Rent for the Option Term and each agent shall have access to the information used by each other agent. Upon determination of the Fair Market Rent for the Option Term, the agents shall immediately notify the parties hereto in writing of such determination by certified mail, return receipt requested.

ARTICLE 4 — POSSESSION

4.1 Substantial Completion. The term "Substantial Completion of the Premises", as used in this Lease, shall mean the date Landlord notifies Tenant in writing that “Landlord’s Work” (as specified in Exhibit C) is substantially complete with the exception of customary punch-list items as do not materially interfere with Tenant’s performance of the Tenant’s Work (which punch-list items shall be promptly corrected by Landlord).

4.2 Delivery of Possession. Tenant shall accept possession of the Premises from Landlord upon Substantial Completion of the Premises. Tenant shall deliver each of the following to Landlord prior to Substantial Completion of the Premises: (a) executed copies of policies of insurance or certificates thereof (as required under Article 14); (b) “Final Plans” (as defined in Exhibit C); and (c) a copy of Tenant’s building permit, if issued by such date.

4.3 Termination of Existing Lease. The parties hereby acknowledge that Tenant is presently in occupancy of an existing building at 228 Reservation Road in a separate portion of the Project (the “Existing Premises”) pursuant to that certain Lease (the “Existing Lease”) dated November 1, 1993 by and between The Six-Pac, A Joint Venture, as landlord, and Cypress Coast Bank, as tenant. Tenant may continue in occupancy under the Existing Lease so long as the same is permitted by applicable governmental authorities during the performance of Landlord’s Work. In addition, the parties hereby agree that, in consideration of Tenant’s agreement to perform its obligations under this Lease (including, without limitation, Tenant’s obligations for performance of Tenant’s Work pursuant to Exhibit C attached hereto). Tenant shall be entitled to a conditional abatement of its obligation for payment of base rent under the Existing Lease (provided that nothing contained herein shall entitle Tenant to any abatement of Tenant’s obligations under the Existing Lease for payment of additional rent, amounts with respect to taxes, insurance, utilities, maintenance, other reimbursable costs or other charges, as applicable under the Existing Lease), accruing with respect to the period following Landlord’s acquisition of title to the Project until the Commencement Date not to exceed a maximum aggregate abatement of Fifty Thousand Dollars ($50,000.00) (after which maximum aggregate abatement, if applicable, Tenant shall resume payment of base rent under the Existing Lease); provided that if this Lease is hereafter terminated due to Tenant’s default hereunder, then, in addition to all other rights and remedies of Landlord as set forth in this Lease, the entire amount of rent so conditionally abated shall be immediately due and payable from Tenant to Landlord. Tenant shall have sixty (60) days following the Substantial Completion of the Premises within which to complete its relocation from the Existing Premises to the Premises (including, without limitation, the removal of all items of Tenant’s personal property from the Existing Premises) and within which to vacate and surrender the Existing Premises. Upon the expiration of such sixty (60) day period, the Existing Lease shall terminate and neither party thereto shall have any further liability or obligation thereunder (except for liabilities and obligations accruing under the Existing Lease through to such termination date and liabilities and obligations under the Existing Lease which survive the early termination of such Existing Lease). If Tenant fails to so vacate and surrender the Existing Premises on or before the expiration of such sixty (60) day period, Tenant’s continued occupancy of such Existing Premises shall constitute a material default by Tenant under the Existing Lease and this Lease which shall not be subject to any period for cure. Further, Tenant agrees, as a material consideration to Landlord’s agreement to enter into this Lease, that notwithstanding anything to the contrary contained in the Existing Lease, that any such occupancy of the Existing Premises following the expiration of such sixty (60) day period shall constitute a holding over creating a tenancy at sufferance, and during the period of such holding over, Tenant shall pay as base rent to Landlord under the Existing Lease an amount equal to five hundred percent (500%)‘of the base rent specified in the Existing Lease as being in effect under the Existing Lease prior to the early termination of the Existing Lease (meaning such base rent as would have been due under the Existing Lease prior to such early termination but for the conditional abatement provided for herein).

ARTICLE 5 — TENANT’S CONSTRUCTION

Tenant shall commence construction of Tenant’s Work upon Substantial Completion of the Premises and delivery of possession of the Premises to Tenant, and shall diligently prosecute same to completion. Tenant shall deliver to Landlord a copy of the certificate of occupancy for the Premises issued by the appropriate governmental agency upon completion of Tenant’s Work.

ARTICLE 6 — RENTAL

6.1 Minimum Annual Rent. Tenant shall pay as “Minimum Annual Rent” for the Premises the sum of Twelve Dollars ($12.00) per square foot of Floor Area within the Premises, provided that the Minimum Annual Rent shall be adjusted on each yearly anniversary of the Commencement Date occurring during the Term, as the Term may be extended by the Option Term(s) pursuant hereto, if applicable (each such yearly anniversary date is referred to herein as an “Adjustment Date”’), to equal the product obtained by multiplying the Minimum Annual Rent in effect immediately prior to the applicable Adjustment Date by a fraction, the numerator of which is the “Index” (as hereinafter defined) for the calendar month which is three (3) full calendar months prior to such Adjustment Date and the denominator of which is the Index which is fifteen (15) full calendar months prior to such Adjustment Date; provided, however, that in no event shall any such adjustment result in a decrease in Minimum Annual Rent or in an increase of Minimum Annual Rent in excess of three percent (3%) per annum on a cumulative and compounding basis. For purposes of this Lease, the “Index” shall mean the Consumer Price Index published by the United States Department of Labor, Bureau of Labor Statistics (the “Bureau”) “All Items” for All Urban Consumers in the San Francisco-Oakland-San Jose metropolitan area, (1982-84=100). Should the Bureau discontinue the publication of the Index, publish the same less frequently or alter the same in some other manner, the most nearly comparable index or procedure as determined by Landlord shall be substituted therefor. The Minimum Annual Rent as adjusted shall be the Minimum Annual Rent until the next Adjustment Date. Minimum Annual Rent shall be payable in equal monthly installments, in advance, on or before the first (1st) day of each month, without prior demand and without offset or deduction (except as expressly and specifically provided in this Lease), commencing on the Commencement Date. Should the Commencement Date be a day other than the first (1st) day of a calendar month, then the monthly installment of Minimum Annual Rent for the first partial month shall be equal to one-thirtieth (l/30th) of the monthly installment of Minimum Annual Rent for each day from the Commencement Date to the end of the partial month.

6.2 Additional Rent. Tenant shall pay, as "Additional Rent", all sums required to be paid by Tenant to Landlord pursuant to this Lease in addition to Minimum Annual Rent. Landlord shall have the same rights and remedies for the nonpayment of Additional Rent as it has with respect to the nonpayment of Minimum Annual Rent. It is the intention of Landlord and Tenant that the Minimum Annual Rent and Additional Rent to be paid hereunder shall be paid to Landlord absolutely net without deduction of any amount of any nature whatsoever, except as otherwise expressly and specifically provided in this Lease.

6.3 Place of Payment. Tenant shall pay Minimum Annual Rent and Additional Rent to Landlord at the address specified in Section 1.12. or to such other address and/or person as Landlord may from time to time designate in writing to Tenant.

6.4Late Payments. Tenant acknowledges that late payment by Tenant to Landlord of Minimum Annual Rent or Additional Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which are impracticable or extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by the terms of any mortgage or trust deed covering the Premises or any part of the Project. Accordingly, if any installment of Minimum Annual Rent or Additional Rent is not received by Landlord from Tenant within five (5) days after the date when due, Tenant shall immediately pay to Landlord, as Additional Rent, a late charge equal to five percent (5%) of the delinquent amount. Landlord and Tenant agree that this late charge represents a reasonable estimate of the costs and expenses Landlord will incur and is fair compensation to Landlord for its loss suffered by reason of late payment by Tenant. In addition, if Tenant fails to pay when the same is due any Minimum Annual Rent or Additional Rent, the unpaid amounts shall bear interest at the rate per annum (the “Interest Rate”) equal to the greater of (a) ten percent (10%) or (b) the “prime rate” charged by Wells Fargo Bank N.A. plus two (2) percentage points, but in no event to exceed the maximum lawful rate, from the date such amount was originally due to and including the date of payment. Payment of such interest shall not excuse or cure any default by Tenant. Acceptance of any late charges or interest by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of its other rights and remedies under this Lease.

ARTICLE 7 - INTENTIONALLY DELETED

ARTICLE 8 - TAXES

8.1 Real Property Taxes.

      (a)  As used in this Lease, the term “Taxes” shall include any form of tax or assessment, license fee, license tax, possessory interest tax, tax or excise on rental, or any other levy, charge, expense or imposition imposed by any Federal, state, county or city authority having jurisdiction, or any political subdivision thereof, or any school, agricultural, lighting, drainage or other improvement or special assessment district on any interest of Landlord or Tenant (including any legal or equitable interest of Landlord or its mortgagee, if any) in the Premises, the remainder of the Project or the underlying realty. The term “Taxes” shall not include Landlord’s general income taxes, inheritance, estate or gift taxes.

(b)  From and after the Rent Commencement Date, Tenant shall pay to Landlord, as Additional Rent, a share of the Taxes pursuant to Section 8.1(c) below. Taxes for any partial year shall be prorated. Landlord, at its option, may collect Tenant’s payment of its share of Taxes after the actual amount of Taxes are ascertained or in advance, monthly or quarterly, based upon estimated Taxes. If Landlord elects to collect Tenant’s share of Taxes based upon estimates, Tenant shall pay to Landlord from and after the Rent Commencement Date, and thereafter on the first (1st) day of each month or quarter during the Term (as determined by Landlord), an amount estimated by Landlord to be the monthly or quarterly Taxes payable by Tenant. Landlord may periodically adjust the estimated amount. If Landlord collects Taxes based upon estimated amounts, then following the end of each calendar year or, at Landlord’s option, its fiscal year, Landlord shall famish Tenant with a statement covering the year just expired showing the total Taxes for the Project for such year, the total Taxes payable by Tenant for such year, and the payments previously made by Tenant with respect to such year, as set forth above. If the actual Taxes payable for such year exceed Tenant’s prior payments, Tenant shall pay to Landlord the deficiency within ten (10) days after its receipt of the statement. If Tenant’s payments exceed the actual Taxes payable for that year, Tenant shall be entitled to offset the excess against the next payment(s) of Taxes and/or other Additional Rent that become due to Landlord; provided that Landlord shall refund to Tenant the amount of any overpayment for the last year of the Term. Landlord shall furnish to Tenant copies of the bills for the Taxes for the Project from which the Taxes payable by Tenant hereunder were computed upon Tenant’s written request.

      (c)  Tenant’s share of the Taxes shall be determined by multiplying all of the Taxes on the portion of the Project which is the tax parcel including the Premises, by a fraction, the numerator of which shall be the Floor Area of the Premises and the denominator of which shall be the Floor Area existing and for which a certificate of occupancy has been issued in such portion of the Project as of the commencement of the applicable calendar or fiscal year; provided, however, that for purposes of determining Tenant’s share of Taxes allocable to land within the tax parcel including the Premises (as opposed to Taxes on building improvements), it shall be deemed that Landlord has completed construction of both the Premises containing 3,000 square feet of Floor Area and the adjacent building shown on Exhibit A as containing 13,905 square feet of Floor Area.

8.2 Other Property Taxes. Tenant shall pay, prior to delinquency, all taxes, assessments, license fees and public charges levied, assessed or imposed upon its business operation, trade fixtures, merchandise and other personal property in, on or upon the Premises. If any such items of property are assessed with property of Landlord, then the assessment shall be equitably divided between Landlord and Tenant.

8.3Contesting Taxes. If Landlord contests any Taxes levied or assessed during the Term, Tenant shall not be required to pay any portion of the costs or expenses incurred by Landlord in connection with such contest; however, if Landlord is successful in such contest, Landlord may deduct from the portion of any refund received which is payable to Tenant, Tenant’s proportionate share of all such costs and expenses determined pursuant to the formula set forth in Section 8.1(c) for the allocation of Taxes. Landlord shall pay to Tenant that portion of the total refund remaining, if any, which is attributable to Tenant’s proportionate share of Taxes prorated in the same manner as set forth in Section 8.1(c).

ARTICLE 9 - UTILITIES

Tenant agrees to pay directly to the appropriate utility company all charges for utility services supplied to Tenant for which there is a separate meter and/or submeter to the Premises. Tenant agrees to pay to Landlord its share of all charges for utility services supplied to the Premises for which there is no separate meter or submeter upon billing by Landlord of Tenant’s share, as reasonably determined by Landlord based upon estimated actual usage.

ARTICLE 10 - TENANT'S CONDUCT OF BUSINESS

10.1 Permitted Trade Name and Use. Tenant shall use the Premises under the trade name specified in Section 1.4 or any other trade name as Tenant desires. Tenant shall use the Premises solely for the use specified in Section 1.9 and for no other use or purpose.

10.2 Covenant to Open and Operate. Tenant covenants to open for business to the public with the Premises fully fixturized promptly following (but in any event within sixty (60) days following) the Commencement Date and thereafter to operate continuously and uninterruptedly in the Premises throughout the Term the business described in Section 1.9. subject to temporary closures for casualty, condemnation, remodel, or force majeure (as defined in Section 22.7) which prevents Tenant from conducting its normal business operations in the Premises.

10.3Hours of Business. From and after the Rent Commencement Date, Tenant shall keep the entire Premises continuously open for business during those days and hours as are customary and usual for the type of business operated by Tenant. Tenant shall have its window displays, exterior signs and exterior advertising displays adequately illuminated continuously during those hours and days that the Premises are required to be open for business to the public.

10.4 Hours For Deliveries. Tenant shall use its reasonable efforts to require all deliveries, (exclusive of United Parcel Service and U.S. Postal Service), loading, unloading and services to the Premises to be completed between 7:00 a.m. and 10:00 a.m. each day. All deliveries, loading, unloading and services to the Premises shall be accomplished within the service areas of the Project.

10.5 Tenant's Signs.

      (a) Tenant shall be permitted to use the standard interior window signage used from time to time in its other stores in California without the need for Landlord’s prior approval so long as such signage is professionally prepared and maintained in a neat manner, complies with all applicable laws, ordinances and regulations, and does not, at any time, occupy more than twenty-five percent (25%) of the storefront windows or doors.

      (b) Tenant shall not affix upon the exterior of the Premises any sign, advertising placard, name, insignia, trademark, descriptive material or other like item (collectively, the “Exterior Signs”), except for one Exterior Sign over the entrance to the Premises subject to (i) compliance with all governmental requirements, and (ii) Landlord’s prior written approval of such sign, which approval shall not be unreasonably withheld. All of the Exterior Signs shall be erected by Tenant at its sole cost and expense, and Tenant shall maintain all of its Exterior Signs in good condition and repair during the Term.

10.6 Project Name. Tenant shall use the name of the Project in its advertising as the address reference for the Premises. Tenant shall not use the name of the Project for any other purpose.

10.7 Exclusive Use Right. So long as Tenant is continuously operating from the Premises for the permitted use specified in Section 1.9 (subject only to closures due to force majeure occurrences beyond Tenant’s reasonable control and/or repairs or restoration work being performed following casualty or condemnation), Landlord shall not lease any portion of the Project for use for the primary purpose of the operation of a retail branch bank.

ARTICLE 11 - MAINTENANCE, REPAIRS AND ALTERATIONS

11.1 Landlord's Maintenance Obligations. Landlord shall maintain in good condition and repair the structural components and foundations, roof structure (as opposed to the roof membrane, which shall be maintained and repaired by Tenant pursuant to Section 11.3 below) and exterior surfaces of the exterior walls of the building of which the Premises is a part (exclusive of doors, door frames, door checks, windows, window frames and, unless Landlord elects to include cleaning of the storefronts and storefront awnings of tenants of the Project as pan of Common Area maintenance pursuant to Section 12.2 below, storefronts and storefront awnings); provided, however, if any repairs or replacements are necessitated by the negligence or willful acts of Tenant or anyone claiming under Tenant or by reason of Tenant’s failure to observe or perform any conditions or agreements contained in this Lease, or caused by alterations, additions or improvements made by Tenant or anyone claiming under Tenant, the cost of same shall be the sole responsibility of Tenant. It is acknowledged by Tenant that the cost of some of Landlord’s maintenance obligations referenced in the preceding sentence shall be prorated and paid as Common Area Costs. Notwithstanding anything to the contrary contained in this Lease, Landlord shall not be liable for failure to make repairs required to be made by Landlord under the provisions of this Lease unless Tenant has previously notified Landlord in writing of the need for such repairs and Landlord has failed to commence and complete the repairs within a reasonable period of time following receipt of Tenant’s written notification.

11.2 Landlord's Right of Entry. Landlord, its agents, contractors, servants and employees may enter the Premises during normal business hours following reasonable notice to Tenant (except in a case of emergency): (a) to examine the Premises; (b) to show the Premises to existing or prospective lenders, purchasers and/or, during the final year of the Term, tenants; (c) to perform any obligation or exercise any right or remedy of Landlord under this Lease; (d) to perform work necessary to comply with laws, ordinances, rules or regulations of any public authority or of any insurance underwriter; and (e) to perform work that Landlord deems necessary to prevent waste or deterioration in connection with the Premises should Tenant fail to commence such work within ten (10) days after written notice from Landlord of the need for such work (or if more than ten (10) days shall be required because of the nature of the work, if Tenant shall fail to diligently proceed to commence to perform such work after written notice). If Landlord makes any repairs which Tenant is obligated to make pursuant to the terms of this Lease, Tenant shall pay the cost of such repairs to Landlord, as Additional Rent, promptly upon receipt of a bill from Landlord for same.

11.3 Tenant's Maintenance Obligations. Except for the portions and components of the Premises to be maintained by Landlord as set forth in Section 11.1. Tenant, at its expense, shall keep the Premises and all utility facilities and systems exclusively serving the Premises (“Tenant Utility Facilities”) in first-class order, condition and repair and shall make replacements necessary to keep the Premises and Tenant Utility Facilities in such condition. All replacements shall be of a quality equal to or exceeding that of the original. Tenant shall contract with a service company approved by Landlord for the regular (but not less frequently than quarterly) maintenance, repair and/or replacement (when necessary) of the heating, ventilating and air conditioning equipment serving the Premises (the “HVAC System”) and shall provide Landlord with a copy of any service contract within ten (10) days following its execution, provided that if Tenant fails to do so within ten (10) days following written notice thereof from Landlord, Landlord may contract with a service company of its own choosing (or provide such service itself) for the maintenance, repair and/or replacement of the HVAC System and bill Tenant periodically for the cost of same or based upon estimates in a manner similar to the way in which Common Area Costs are estimated and billed. Landlord shall be entitled to obtain an administration fee of fifteen percent (15%) on all of the HVAC System expense billed to Tenant.

11.4 Alterations.

      (a) After initially opening the Premises for business, Tenant shall not make or cause to be made to the Premises or the Tenant Utility Facilities any addition, renovation, alteration, reconstruction or change (collectively, “Alterations”) (i) involving structural changes or additions, (ii) affecting the exterior storefront, fire sprinkler systems, exterior walls, floor slab, or roof of the Premises, (iii) requiring or resulting in any penetration of the roof, demising walls or floor slab of the Premises, without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, or (iv) costing in excess of Five Thousand Dollars ($5,000.00) and not described in clauses (i), (ii) or (iii) above.

      (b) All Alterations shall be made under the supervision of a competent licensed architect or competent licensed structural engineer satisfactory to Landlord and shall be made in accordance with plans and specifications with respect thereto, approved in writing by Landlord before the commencement of work.

      (c) Tenant shall provide Landlord with not less than fifteen (15) days prior written notice of the commencement of any Alterations in the Premises and Landlord shall have the right to enter upon the Premises to post customary notices of non-responsibility with respect thereto. Tenant, at its cost, shall obtain all required governmental permits and approvals for all Alterations and all such Alterations shall be performed strictly in accordance with all applicable laws, ordinances, rules or regulations of any public authority, in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. Construction work in connection with any Alterations shall be performed in such manner as not to obstruct the access to the Premises or otherwise interfere with the operation of business by any other occupant of the Project. Such Alterations shall be considered as improvements and shall become an integral part of the Premises upon installation thereof and shall not be removed by Tenant; provided, however, if Landlord elects, Landlord shall have the right to cause Tenant to remove any or all such Alterations upon the expiration of the Lease Term or earlier termination of this Lease pursuant to Section 22.8 below, except, however, that Tenant shall not be required to remove any vault installed in the Premises by Tenant. All improvements to the Premises by Tenant including, but not limited to, light fixtures, floor coverings and partitions and other items comprising Tenant’s Work pursuant to Exhibit C, but excluding trade fixtures and signs, shall be deemed to be the property of Landlord upon installation thereof. Within thirty (30) days after the completion of any Alterations, Tenant shall deliver to Landlord a set of “as built” plans depicting the Alterations as actually constructed or installed. If Tenant shall make any permitted Alterations, Tenant shall carry “Builder’s All Risk” insurance in an amount determined by Landlord covering the construction of such Alterations and such other insurance as Landlord may reasonably require. All of such Alterations shall be insured by Tenant pursuant to Section 14.1(d) immediately upon completion thereof.

      (d) Tenant shall pay all costs for work performed by or on account of it and shall keep the Premises and the Project free and clear of mechanics’ liens or any other liens. Tenant shall give Landlord immediate notice of any lien filed against the Premises or the Project as a result of any work of improvement performed by or on behalf of Tenant. Tenant shall immediately cause any lien to be discharged or removed of record by either paying the amount thereof or recording a statutory lien release bond in an amount equal to one hundred fifty percent (150%) of the amount of said lien, or such other amount as may be adequate to cause the lien to be released as an encumbrance against the Premises and the Project. If Tenant fails to do so, Landlord shall have the right, but not the obligation, in addition to all other rights and remedies available to Landlord under this Lease, and after ten (10) days prior written notice to Tenant, to either pay and discharge such lien, without regard to the validity thereof, or procure and cause to be recorded a statutory lien release bond and to (i) collect from Tenant as Additional Rent; or (ii) deduct from any tenant improvement allowance or any other amount payable by Landlord to Tenant under this Lease (A) all costs incurred by Landlord in paying and discharging such lien, or in procuring such bond, and (B) all expenses incurred by Landlord in connection with such lien, including attorneys’ fees and costs, recording fees and administrative costs and expenses.

ARTICLE 12 - COMMON AREA

12.1 Definition of Common Area. The term “Common Area”, as used in this Lease, shall mean all areas within the exterior boundaries of the Project, now or later made available for the general use of Landlord and other persons entitled to occupy Floor Area in the Project.

12.2 Use of Common Area. The use and occupancy by Tenant of the Premises shall include the non exclusive use of the Common Area (except those portions of the Common Area on which have been constructed or placed permanent or temporary kiosks, displays, carts and stands and except areas used in the maintenance or operation of the Project) in common with Landlord and the other tenants of the Project and their customers and invitees.

12.3 Control of and Changes to Common Area. Subject to Section 22.10. Landlord shall have the sole and exclusive control of the Common Area, and the right to make changes to the Common Area. Landlord's rights shall include, but not be limited to, the right to (a) restrain the use of the Common Area by unauthorized persons; (b) utilize from time to time any portion of the Common Area for promotional, entertainment and related matters; (c) place permanent or temporary kiosks, displays, carts and stands in the Common Area and to lease same to tenants; provided, however, no such items will be placed in a manner which will materially interfere with Tenant’s ability to operate its business from the Premises, materially impair ingress, egress or other access to or from the Premises, or materially impair the visibility of the Premises; (d) temporarily close any portion of the Common Area for repairs, improvements or Alterations, to discourage noncustomer use, to prevent dedication or an easement by prescription or for any other reason deemed sufficient in Landlord’s reasonable judgment; and (e) renovate, upgrade or change the shape and size of the Common Area or add, eliminate or change the location of improvements to the Common Area including, without limitation, buildings, parking areas, roadways and curb cuts, and to construct buildings on the Common Area.

12.4 Common Area Costs. The term “Common Area Costs”, as used in this Lease, shall mean all costs and expenses incurred by Landlord in (a) operating, managing, policing, insuring, repairing and maintaining the Common Area (including, without limitation, any onsite management and/or security offices), (b) maintaining, repairing and replacing the exterior surface of exterior walls (and storefronts and storefront awnings if Landlord has elected to include the cleaning of same as part of Common Area maintenance) and maintaining, and (c) operating, insuring, repairing, replacing and maintaining all utility facilities and systems including, without limitation, sanitary sewer lines and systems, fire protection lines and systems, security lines and systems and storm drainage lines and systems not exclusively serving the premises of any tenant or store (“Common Utility Facilities”), mall furniture and equipment, seasonal and holiday decorations, Common Area lighting fixtures, Project sign monuments or pylons (but not the tenant identification signs thereon) and directional signage. Common Area Costs shall include, without limitation, the following: expenses for maintenance, landscaping, repaving, resurfacing, repairs, replacements, painting, lighting, cleaning, trash removal, security, fire protection and similar items; depreciation or rental on equipment; charges, surcharges and other levies related to the requirements of any federal, state or local governmental agency; expenses related to the Common Utility Facilities; comprehensive or commercial general liability insurance on the Common Area; standard “all risks” fire and extended coverage insurance with, at Landlord’s option, an earthquake damage endorsement covering the Common Areas; costs of management of the Project (whether such management services are provided by Landlord or a third party contractor); and a sum (the “Supervision Fee”) payable to Landlord for administration and overhead in an amount equal to ten percent (10%) of the Common Area Costs exclusive of insurance premiums paid in connection with the Common Areas.

12.5 Proration of Common Area Costs. The Common Area Costs shall be prorated in the following manner:

      (a) From and after the Rent Commencement Date, Tenant shall pay to Landlord, on the first (1st) day of each calendar month, an amount estimated by Landlord to be the monthly amount of Tenant’s share of the Common Area Costs. The estimated monthly charge may be adjusted periodically by Landlord on the basis of Landlord’s reasonably anticipated costs. (b) Following the end of each calendar year or, at Landlord’s option, its fiscal year, Landlord shall furnish to Tenant a statement covering the calendar or fiscal year (as the case may be) just expired, showing by cost category the actual Common Area Costs for that year, the total Floor Area of the Project, the amount of Tenant’s share of the Common Area Costs for that year, and the monthly payments made by Tenant during that year for the Common Area Costs. If Tenant’s share of the Common Area Costs exceeds Tenant’s prior payments, Tenant shall pay to Landlord the deficiency within ten (10) days after receipt of such annual statement. If Tenant’s payments for the calendar year exceed Tenant’s actual share of the Common Area Costs, and provided Tenant is not in arrears as to the payment of any Minimum Annual Rent or Additional Rent, Tenant may offset the excess against payments of Common Area Costs next due Landlord. An appropriate proration of Tenant’s share of the Common Area Costs as of the Rent Commencement Date and the expiration date of the Term shall be made.

      (c) Tenant’s share of the Common Area Costs shall be determined by multiplying the Common Area Costs by a fraction, the numerator of which is the number of square feet of Floor Area in the Premises and the denominator of which is the number of square feet of Floor Area in the Project existing and for which a certificate of occupancy has been issued as of the commencement of the applicable calendar or fiscal year (as the case may be); provided, however, that for purposes of determining Tenant’s share of Common Area Costs, it shall be deemed that Landlord has completed construction of both the Premises containing 3,000 square feet of Floor Area and the adjacent building shown on Exhibit A as containing 13,905 square feet of Floor Area. Notwithstanding the foregoing, if any one or more owner(s) or tenant(s) of a portion of the Project separately maintains its own Common Area, Common Area Costs shall not include costs relating to the Common Area so maintained by such owner or tenant, and the Floor Area on such owner’s or tenant’s parcel shall not be included in the denominator for purposes of calculation of Tenant’s share of Common Area Costs.

ARTICLE 13 — ASSIGNMENT AND SUBLETTING

13.1 Landlord’s Consent Required. Tenant shall not assign, sublet, enter into franchise, license or concession agreements, change ownership or voting control, mortgage, encumber, pledge hypothecate or otherwise transfer (including any transfer by operation of law) all or any part of this Lease or Tenant’s interest in the Premises (collectively, a “Transfer”) without first procuring the written consent of Landlord, which consent shall not be unreasonably withheld, subject to the terms, covenants and conditions contained in this Lease.

13.2Procedures. Should Tenant desire to enter into a Transfer, other than any Transfer which is expressly stated in this Article 13 not to require the prior written consent of Landlord, Tenant shall request, in writing, Landlord’s consent to the proposed Transfer at least sixty (60) days before the intended effective date of the proposed Transfer, which request shall include the following: (a) full particulars of the proposed Transfer including its nature, effective date, terms and conditions; (b) if the Transfer contemplates a change in the trade name of the Premises, the new proposed trade name of the proposed transferee; (c) a description of the identity, net worth and previous business experience of the proposed transferee;’ (d) a complete business plan prepared by the proposed transferee; and (e) any further information relevant to the proposed Transfer which Landlord shall reasonably request. Within thirty (30) days after receipt of Tenant’s request for consent to the proposed Transfer together with all of the above-required information, Landlord shall respond and shall have the right either to: (i) consent to the proposed Transfer; (ii) refuse to consent to the proposed Transfer; or (iii) terminate this Lease, such termination to be effective thirty (30) days after Tenant’s receipt of Landlord’s notice electing to so terminate; provided, however, that Tenant shall have the right to nullify such an election to terminate by agreeing (in written notice delivered to Landlord within fifteen (15) days following Tenant’s receipt of such notice from Landlord electing to terminate), to withdraw Tenant’s request for consent to such Transfer, in which event this Lease shall continue in full force and effect as if Tenant had never made such request for consent. Landlord’s consent to a proposed Transfer shall only be given if and when Landlord has notified Tenant in writing that Landlord consents to such proposed Transfer. If Landlord shall exercise its termination right hereunder, Landlord shall have the right to enter into a lease or other occupancy agreement directly with the proposed transferee, and Tenant shall have no right to any of the rents or other consideration payable by such proposed transferee under such other lease or occupancy agreement. If Landlord refuses to consent to the Transfer, Landlord shall state in its response the reason(s) for such refusal in reasonable detail.

13.3 Standard for Consent.

      (a) Tenant agrees that Landlord may refuse its consent to the proposed Transfer on any reasonable grounds, and (by way of example and without limitation) Tenant agrees that it shall be reasonable for Landlord to withhold its consent if any of the following situations exist or may exist: (i) the proposed transferee proposes to change the use of the Premises from the permitted use pursuant to Section 10.1; (ii) the proposed transferee’s financial condition is inadequate to support all of the financial and other obligations of Tenant under this Lease; (iii) the business reputation or character of the proposed transferee is not reasonably acceptable to Landlord; (iv) the proposed transferee is not likely to conduct on the Premises a business of a quality substantially equal to that conducted by Tenant; or (v) the nature of the proposed transferee’s proposed or likely use of the Premises would impose an increased burden on the Common Area, or involve any unreasonable risk of the presence, use, release or discharge of Hazardous Materials, as defined in Section 22.3.

      (b) Any purported Transfer without Landlord’s prior written consent shall be void and of no force or effect and shall not confer any estate or benefit on anyone. A consent to one (1) Transfer by Landlord shall not be deemed to be a consent to any subsequent Transfer to any other party.

13.4 Permitted Transfer. Tenant shall have the right without Landlord’s consent, but upon fifteen (15) days prior written notice to Landlord, to enter into a Transfer to any subsidiary corporation of Tenant, Tenant’s parent corporation or to any corporation succeeding to substantially all of the assets Tenant as a result of a consolidation or merger, or to a corporation acquiring all or substantially all of the stock or assets of Tenant (“Permitted Transfer’”), provided that the transferee under such Permitted Transfer has a net worth equal to or greater than the net worth of Tenant as of the execution of this Lease or the time of such proposed Permitted Transfer (whichever is greater), and prior to the effective date of any such Transfer the assignee or sublessee executes and delivers to Landlord an instrument reasonably acceptable to Landlord containing an express assumption of all of Tenant’s obligations under this Lease.

13.5 No Release; Form. No Transfer or Permitted Transfer, whether with or without Landlord's consent, shall relieve Tenant from its covenants and obligations under this Lease. Any Transfer shall be evidenced by an instrument in form and content satisfactory to Landlord and executed by Tenant and the transferee, assignee, sublessee, licensee or concessionaire, as the case may be.

13.6 Transfer Rent. If Tenant shall enter into a Transfer hereunder (other than a Permitted Transfer, as to which the provisions of this Section 13.6 shall not be applicable), Tenant shall pay to Landlord fifty percent (50%) of any "transfer premium" (as hereinafter defined). In the event of a subletting, “transfer premium” shall mean all rent, additional rent or other consideration payable by such subtenant to Tenant or on behalf of Tenant in connection with the subletting in excess of the rent, additional rent and other sums payable by Tenant under this Lease during the term of the sublease on a per square foot basis if less than all of the Premises is subleased, less the costs actually incurred by Tenant to secure the sublease, including, without limitation, attorneys’ fees and brokerage commissions. In the event of a Transfer other than a subletting, “transfer premium” shall mean key money, bonus money or other consideration paid by the assignee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to transferee in connection with such Transfer, less the costs actually incurred by Tenant to secure the Transfer, including, without limitation, attorneys’ fees and brokerage commissions. If part of the transfer premium shall be payable by the transferee other than in cash, then Landlord’s share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord.

ARTICLE 14 — INSURANCE

14.1 Tenant's Insurance. Tenant, at its sole cost and expense, commencing on the earlier of the date of Substantial Completion of the Premises, or the date Tenant is given earlier access to the Premises, and continuing during the Term, shall procure, pay for and keep in full force and effect the following types of insurance, in at least the amounts and in the forms specified below:

      (a) Comprehensive or commercial general liability insurance with coverage limits of not less than Three Million Dollars ($3,000,000.00) combined single limit for bodily injury, personal injury, death and property damage liability per occurrence or the limit carried by Tenant, whichever is greater, insuring against any and all liability of the insureds with respect to the Premises or arising out of the maintenance, use or occupancy of the Premises or related to the exercise of any rights of Tenant pursuant to this Lease, subject to increases in amount as Landlord may reasonably require from time to time to insure that the insurance maintained by Tenant hereunder is in amounts consistent with prudent practice in the shopping center industry. All such liability insurance shall specifically insure the performance by Tenant of the indemnity agreement as to liability for injury to or death of persons and injury or damage to property set forth in Section 14.5. Further, all such liability insurance shall include, but not be limited to, personal injury, blanket contractual, cross-liability and severability of interest clauses, broad form property damage, independent contractors, owned, nonowned and hired vehicles and, if alcoholic beverages are served, sold, consumed or obtained in the Premises, liquor law liability.

      (b) Worker’s compensation coverage in an amount adequate to comply with law, and employer’s liability coverage with a limit of not less than One Million Dollars ($1,000,000.00).

      (c) Plate glass insurance covering all plate glass on the Premises at full replacement value. Tenant shall have the option either to insure this risk or to self-insure.

      (d) Insurance covering all of Tenant’s Work, Tenant’s leasehold improvements and Alterations permitted under Article 11. in an amount not less than their full replacement value from time to time, including replacement cost endorsement, providing protection against any peril included within the classification Fire and Extended Coverage, sprinkler damage, vandalism, malicious mischief and such other additional perils as covered in an “all risks” standard insurance policy. Any policy proceeds shall be used for the repair or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of Article 15.

14.2 Policy Form. All policies of insurance required of Tenant herein shall be issued by insurance companies with a general policy holder’s rating of not less than “A” and a financial rating of not less than Class “X”, as rated in the most current available “Best’s Key Rating Guide”, and which are qualified to do business in the State of California. All such policies, except for the Workers’ Compensation coverage, shall name and shall be for the mutual and joint benefit and protection of Landlord, Tenant and Landlord’s agents and mortgagee(s) or beneficiary(ies) as additional insureds. The policies described in clauses (c) and (e) of Section 14.1 shall also name Landlord and Landlord’s mortgagee(s) or beneficiary(ies) as loss payees, and Landlord shall furnish to Tenant the names and addresses of such mortgagee(s) and beneficiary (ies). Executed copies of the policies of insurance or certificates thereof shall be delivered to Landlord prior to Tenant, its agents or employees entering the Premises for any purpose. Thereafter, executed copies of renewal policies or certificates thereof shall be delivered to Landlord within thirty (30) days prior to the expiration of the term of each policy. All policies of insurance delivered to Landlord must contain a provision that the company writing the policy will give to Landlord thirty (30) days’ prior written notice of any cancellation or lapse or the effective date of any reduction in the amounts of insurance. All policies required of Tenant herein shall be endorsed to read that such policies are primary policies and any insurance carried by Landlord or Landlord’s property manager shall be noncontributing with such policies. No policy required to be maintained by Tenant shall have a deductible greater than Twenty-Five Thousand Dollars ($25,000.00) unless approved in writing by Landlord.

14.3 Blanket Policies. Notwithstanding anything to the contrary contained in this Article 14. Tenant's obligation to carry insurance may be satisfied by coverage under a so-called blanket policy or policies of insurance; provided, however, that the coverage afforded Landlord will not be reduced or diminished and the requirements set forth in this Lease are otherwise satisfied by such blanket policy or policies.

14.4 Reimbursement of Insurance Premiums by Tenant. Landlord, at all times from and after Substantial Completion of the Premises, shall maintain in effect during the Term a policy or policies of insurance covering the building of which the Premises are a part (including boiler and machinery) in an amount not less than ninety percent (90%) of the full replacement cost (exclusive of the cost of excavations, foundations and footings) or the amount of insurance Landlord’s mortgagee(s) or beneficiary(ies) may require Landlord to maintain, whichever is the greater, providing protection against any peril generally included in the classification “Fire and Extended Coverage”, loss of rental income insurance and such other additional insurance as covered in an “all risks” standard insurance policy, with earthquake coverage insurance if deemed necessary by Landlord in Landlord’s sole judgment or if required by Landlord’s mortgagee(s) or beneficiary(ies) or by any federal, state, county, city or local authority. Landlord’s obligation to carry this insurance may be brought within the coverage of any so-called blanket policy or policies of insurance carried and maintained by Landlord. From and after the Rent Commencement Date, Tenant agrees to pay to Landlord, as Additional Rent, its share of the cost to Landlord of this insurance. The cost of such insurance for any partial year of the Term shall be prorated. Payment shall be made in the same manner set forth for payment of Taxes in Section 8.1(b). Tenant’s share of the premiums for this insurance shall be a fractional portion of the premiums, the numerator of which shall be the Floor Area of the Premises and the denominator of which shall be the Floor Area of all areas existing within the Project and for which a certificate of occupancy has been issued which are covered by this insurance as of the commencement of the applicable calendar or fiscal year. Tenant acknowledges that Landlord shall have the right to maintain commercially reasonable deductibles and/or self-insured retentions in connection with any insurance carried by Landlord pursuant to this Lease, as determined by Landlord in its reasonable business judgment. In the event of an insurance loss covered by the insurance carried by Landlord pursuant to this Lease, Tenant shall be required to pay its share of such deductibles or self-insured retentions, as determined pursuant to this Section 14.4 or Section 12.5. as applicable.

14.5 Indemnity. “Landlord” for the purposes of this Section 14.5 shall mean and include Landlord and Landlord’s directors, officers, shareholders, agents and employees. To the fullest extent permitted by law, Tenant covenants with Landlord that Landlord shall not be liable for any damage or liability of any kind or for any injury to or death of persons or damage to property of Tenant or any other person occurring from and after Substantial Completion of the Premises (or such earlier date if Tenant is given earlier access to the Premises) from any cause whatsoever related to the use, occupancy or enjoyment of the Premises by Tenant or any person thereon or holding under Tenant including, but not limited to, damages resulting from any labor dispute. Tenant shall pay for, defend (with an attorney approved by Landlord), indemnify, and save Landlord harmless against and from any real or alleged damage or injury and from all claims, judgments, liabilities, costs and expenses, including attorney’s fees and costs, arising out of or connected with Tenant’s use of the Premises and its facilities, or any repairs, Alterations or improvements (including original improvements and fixtures specified as Tenant’s Work) which Tenant may make or cause to be made upon the Premises, any breach of this Lease by Tenant and any loss or interruption of business or loss of rental income resulting from any of the foregoing; provided, however (and though Tenant shall in all cases accept any tender of defense of any action or proceeding in which Landlord is named or made a party and shall, notwithstanding any allegations of negligence or misconduct on the part of Landlord, defend Landlord as provided herein), Tenant shall not be liable for such damage or injury to the extent and in the proportion that the same is ultimately determined to be attributable to the negligence or misconduct of Landlord, and Landlord shall pay for, defend, indemnify, and save Tenant harmless against and from any and all claims, judgments, liabilities, costs and expenses, including attorneys fees and costs, resulting from any such damage or injury. The obligations to indemnify set forth in this Section 14.5 shall include all attorneys* fees, litigation costs, investigation costs and court costs and all other costs, expenses and liabilities incurred by the indemnified party from the first notice that any claim or demand is to be made or may be made. All indemnity obligations under this Section 14.5 shall survive the expiration or termination of this Lease.

14.6 Waiver of Subrogation. Landlord and Tenant each waive any rights each may have against the other on account of any loss or damage occasioned to Landlord or Tenant, as the case may be, their respective property, the Premises or its contents, or to other portions of the Project arising from any liability, loss, damage or injury caused by fire or other casualty for which property insurance is carried or required to be carried pursuant to this Lease. The insurance policies obtained by Landlord and Tenant pursuant to this Lease shall contain endorsements waiving any right of subrogation which the insurer may otherwise have against the noninsuring party. If Landlord has contracted with a third party for the management of the Project, the waiver of subrogation by Tenant herein shall also run in favor of such third party.

14.7 Failure by Tenant to Maintain Insurance. If Tenant refuses or neglects to secure and maintain insurance policies complying with the provisions of this Article 14. or to provide copies of policies or certificates or copies of renewal policies or certificates within the time provided in Section 14.2. Landlord may, after providing written notice to Tenant of its intention to do so, secure the appropriate insurance policies and Tenant shall pay, upon thirty (30) days following demand, the cost of same to Landlord, as Additional Rent.

ARTICLE 15 - DAMAGE

15.1 Insured Casualty. In the case of damage by fire or other perils covered by the insurance specified in Section 14.4. the following provisions shall apply:

      (a) Within a period of sixty (60) days after all applicable permits have been obtained (which permits Landlord shall promptly apply for and diligently seek), Landlord shall commence such repair, reconstruction and restoration of the Premises as Landlord, in its reasonable business judgment, deems necessary, and shall diligently prosecute the same to completion; provided, however, that Tenant, at its cost, shall repair and restore all items of Tenant’s Work and replace its stock in trade, trade fixtures, furniture, furnishings and equipment. Tenant shall commence this work promptly upon delivery of possession of the Premises to Tenant and shall diligently prosecute same to completion.

      (b) Notwithstanding the foregoing, if the Premises is totally destroyed, or if the Project is destroyed to an extent of at least fifty percent (50%) of the then full replacement cost thereof as of the date of destruction, then Landlord shall have the right to terminate this Lease by written notice delivered to Tenant within ninety (90) days following the date of such casualty. In addition, if the Premises or a portion of the Project Common Areas which materially and adversely affects operation of Tenant’s business from the Premises is damaged or destroyed during the Term and it is reasonably estimated that repair or restoration after such casualty which Landlord is obligated under the Lease to undertake will take more than two hundred seventy (270) days after the issuance of the building permit for such work to complete, then Tenant shall have the right to terminate this Lease by written notice delivered to Landlord within twenty (20) days following Tenant’s receipt of written notice of such estimate. Further, if during the final year of the Term of this Lease, the Premises is damaged or destroyed by casualty materially affecting the operation of Tenant’s business from the Premises and requiring more than ninety (90) days (or such lesser time as is then remaining in the Term) to repair, then either party shall have the right to terminate this Lease by delivery of written notice to the other party delivered within forty-five (45) days following such casualty. If this Lease is terminated pursuant hereto, then Landlord shall be entitled to retain any insurance proceeds payable by reason of such destruction, except that portion of any award attributable to Tenant’s trade fixtures and equipment.

15.2 Uninsured Casualty. If the Premises or the Project are damaged as a result of any casualty not covered by the insurance specified in Section 14.4. Landlord, within ninety (90) days following the date of such damage, shall commence repair, reconstruction or restoration of the Premises to the extent provided herein and shall diligently prosecute the same to completion, or Landlord may elect within said ninety (90) days not to so repair, reconstruct or restore the damaged property, in which event, at Landlord’s option, this Lease shall cease and terminate upon the expiration of such ninety (90) day period. In the event Landlord elects to restore the Premises, Tenant shall have the same repair, restoration and replacement obligations it has pursuant to Section 15.1(a).

15.3 Distribution of Proceeds. In the event of the termination of this Lease pursuant to this Article 15, all proceeds from the Fire and Extended Coverage insurance carried pursuant to Article 14 and all insurance covering Tenant’s Work and Tenant’s leasehold improvements, but excluding proceeds for trade fixtures, merchandise, signs and other personal property, shall be disbursed and paid to Landlord.

15.4 Abatement. In the event of repair, reconstruction and restoration, as provided in this Article 15.4 the Minimum Annual Rent and Additional Rent payable hereunder shall be thereafter abated proportionately with the degree to which Tenant’s use of the Premises is impaired during the remainder of the period of repair, reconstruction and restoration; provided, however, the amount of Minimum Annual Rent and Additional Rent abated pursuant to this Section 15.4 shall in no event exceed the amount of loss of rental income insurance proceeds actually received by Landlord. Tenant shall continue the operation of its business on the Premises during any such period to the extent reasonably practicable from the standpoint of prudent business management. Tenant shall not be entitled to any compensation or damages from Landlord for loss of use of the whole or any part of the Premises or the building of which the Premises are a part. Tenant’s personal property or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration.

15.5 Waiver of Termination. Tenant waives any statutory rights of termination which may arise by reason of any partial or total destruction of the Premises.

ARTICLE 16 — EMINENT DOMAIN

16.1 Taking. The term “Taking”, as used in this Article 16, shall mean an appropriation or taking under the power of eminent domain by any public or quasi-public authority or a voluntary sale or conveyance in lieu of condemnation but under threat of condemnation.

16.2 Total Taking. In the event of a Taking of the entire Premises, this Lease shall terminate and expire as of the date possession is delivered to the condemning authority and Landlord and Tenant shall each be released from any liability accruing pursuant to this Lease after the date of such termination, but Minimum Annual Rent and Additional Rent for the last month of Tenant’s occupancy shall be prorated and Landlord shall refund to Tenant any Minimum Annual Rent and Additional Rent paid in advance.

16.3 Partial Taking. If (a) there is a Taking of a material portion of the Premises and, regardless of the amount taken, the remainder of the Premises is not, in Tenant's sole but reasonable business judgment, suitable for the continued operation of Tenant's business, Tenant may terminate this Lease; or (b) there is a Taking of a portion of the Premises and, regardless of the amount taken, the remainder of the Premises is not one (1) undivided parcel of property, either Landlord or Tenant may terminate this Lease, upon giving notice in writing of such election to the other party within thirty (30) days after receipt by Tenant from Landlord of written notice that a portion of the Premises has been so appropriated or taken. In each case, the termination of this Lease shall be effective as of the date Tenant is required to vacate the Premises, or the portion of the Premises taken.

16.4 Award. The entire award or compensation in any such condemnation proceeding, whether for a total or partial Taking, or for diminution in the value of the leasehold or for the fee, shall belong to and be the property of Landlord; and, in any event, the holder of any mortgage or deed of trust encumbering the Project shall have a first priority to the extent of the unpaid balance of principal and interest on its loan. Without derogating the rights of Landlord or said lender under the preceding sentence, Tenant shall be entitled to recover from the condemning authority such compensation as may be separately awarded by the condemning authority to Tenant or recoverable from the condemning authority by Tenant in its own right for the taking of trade fixtures and equipment owned by Tenant and for the expense of removing and relocating its trade fixtures and equipment, but only in the event that the compensation awarded to Tenant shall be in addition to and shall not diminish the compensation awarded to Landlord as provided above.

16.5 Continuation of Lease. In the event of a Taking, if Landlord and Tenant elect not to terminate this Lease as provided above (or have no right to so terminate), Landlord agrees, at Landlord’s cost and expense as soon as reasonably possible after the Taking, to restore the Premises (to the extent of the condemnation proceeds) on the land remaining to a complete unit of like quality and character as existed prior to the Taking and, thereafter, Minimum Annual Rent and Additional Rent payable by Tenant hereunder shall be reduced on an equitable basis, taking into account the relative value of the portion taken as compared to the portion remaining, and Landlord shall be entitled to receive the total award or compensation in such proceedings.

ARTICLE 17 — DEFAULTS BY TENANT

17.1 Events of Default. Should Tenant at any time be in default with respect to any payment of Minimum Annual Rent, Additional Rent or any other charge payable by Tenant pursuant to this Lease for a period of ten (10) days after written notice from Landlord to Tenant (provided, however, any notice shall be in lieu of, and not in addition to, any notice required under Section 1161 of the Code of Civil Procedure of California or any similar, superseding statute), or should Tenant be in default in the prompt and full performance of any other of its promises, covenants or agreements herein contained for more than thirty (30) days (provided, however, if the default cannot be rectified or cured within such thirty (30) day period, the default shall be deemed to be rectified or cured if Tenant, within such thirty (30) day period, shall have commenced to rectify or cure the default and shall thereafter diligently and continuously prosecute same to completion) after written notice thereof from Landlord to Tenant specifying the particulars of the default (provided, however, any notice shall be in lieu of, and not in addition to, any notice required under Section 1161 of the Code of Civil Procedure of California or any similar, superseding statute), then Landlord may treat the occurrence of any one (1) or more of the foregoing events as a breach of this Lease and, in addition to any or all other rights or remedies of Landlord by law provided, Landlord shall have the right, at Landlord’s option, without further notice or demand of any kind to Tenant or any other person, (a) to declare the Term ended and to re-enter and take possession of the Premises and remove all persons therefrom, or (b) without declaring this Lease terminated and without terminating Tenant’s right to possession, to re-enter the Premises and occupy the whole or any part for and on account of Tenant and to collect any unpaid rentals and other charges which have become payable or which may thereafter become payable, or (c) even though it may have re-entered the Premises as provided in clause (b) above, to thereafter elect to terminate this Lease and all of the rights of Tenant in or to the Premises. In any case in which Landlord shall re-enter and occupy the whole or any part of the Premises, by unlawful detainer proceedings or otherwise, Landlord, at its option, may repair, alter, subdivide or change the character of the Premises from time to time in such manner as Landlord deems best, may relet the Premises or any part thereof and receive the rents therefor, and none of such actions shall constitute a termination of this Lease, a release of Tenant from any liability hereunder, or result in the release or exoneration of any Guarantor, if any. Landlord shall not be deemed to have terminated this Lease or the liability of Tenant to pay any Minimum Annual Rent, Additional Rent or other charges later accruing by any re-entry of the Premises pursuant to Section 17.1(b) above, or by any action in unlawful detainer or otherwise to obtain possession of the Premises, unless Landlord shall have notified Tenant in writing that it has so elected to terminate this Lease. Tenant waives any and all rights of redemption granted under any present and future laws in the event Landlord obtains the right to possession of the Premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise.

17.2 Termination of Lease. Should Landlord elect to terminate this Lease pursuant to the provisions of clauses (a) or (c) of Section 17.1 above. Landlord may recover from Tenant, as damages, the following: (a) the worth at the time of award of any unpaid rental which had been earned at the time of the termination, plus (b) the worth at the time of award of the amount by which the unpaid rental which would have been earned after termination until the time of award exceeds the amount of rental loss Tenant proves could have been reasonably avoided, plus (c) the worth at the time of award of the amount by which the unpaid rental for the balance of the Term after the time of award exceeds the amount of rental loss that Tenant proves could be reasonably avoided, plus (d) any other amounts necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom (specifically including, but not limited to, brokerage commissions applicable to the remaining Term of this Lease and advertising expenses incurred, reasonably necessary expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant) plus, at Landlord’s election, any other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California. As used in clauses (a) and (b) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate. As used in clause (c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank situated nearest to the location of the Project at the time of award plus one percent (1%).

17.3 Definition of Rental. For purposes of this Article 17 only, the term “rental” shall be deemed to be Minimum Annual Rent, Additional Rent and all other sums required to be paid by Tenant pursuant to the terms of this Lease. All sums, other than Minimum Annual Rent, shall, for the purpose of calculating any amount due under clause (c) of Section 17.2 above, be computed on the basis of the average monthly amount accruing during the immediately preceding sixty (60) month period, except that if it becomes necessary to compute these sums before the sixty (60) month period has occurred, then these sums shall be computed on the basis of the average monthly amount accruing during the shorter period.

ARTICLE 18 — DEFAULTS BY LANDLORD

18.1 Landlord’s Liability. If Landlord fails to perform any of the covenants, provisions or conditions contained in this Lease on its part to be performed within thirty (30) days after written notice of default (or if more than thirty (30) days shall be required because of the nature of the default, if Landlord shall fail to diligently proceed to commence to cure the default after written notice), then Landlord shall be liable to Tenant for all damages sustained by Tenant as a direct result of Landlord’s breach and Tenant shall not be entitled to terminate this Lease as a result thereof. Notwithstanding anything contained in this Lease to the contrary, it is expressly understood and agreed that any judgment against Landlord resulting from any default or other claim under this Lease shall be satisfied only out of the net rents, issues, profits and other income actually received from the operation of the Project, and Tenant shall have no claim against Landlord (as Landlord is defined in Section 14.5) or any of Landlord’s personal assets for satisfaction of any judgment with respect to this Lease. Notwithstanding the foregoing, in the case of a bona fide emergency, provided Tenant first makes a reasonable, good faith effort to notify Landlord or the manager of the Project, Tenant shall be entitled to make such repairs as are necessary to remove the emergency for Landlord’s account and Landlord will reimburse Tenant for the cost paid by Tenant in doing so within thirty (30) days after Tenant’s delivery to Landlord of an invoice, together with reasonable back up documentation, for same.

18.2 Cure by Lender. If any part of the Premises is at any time subject to a first mortgage or a first deed of trust, and this Lease or the rentals due from Tenant hereunder are assigned by Landlord to a mortgagee, trustee or beneficiary (“Lender” for purposes of this Article 18 only) and Tenant is given written notice of the assignment including the mailing address of Lender, then Tenant shall also give written notice of any default by Landlord to Lender, specifying the default in reasonable detail and affording Lender a reasonable opportunity to make performance for and on behalf of Landlord. If and when Lender has made performance on behalf of Landlord, the default shall be deemed cured.

ARTICLE 19 — SUBORDINATION, ATTORNMENT AND TENANT'S CERTIFICATE

19.1 Subordination. Upon written request of Landlord, Landlord’s mortgagee, the beneficiary of a deed of trust of Landlord or a lessor of Landlord, Tenant will subordinate its rights pursuant to this Lease in writing to the lien of any mortgage, deed of trust or the interest of any lease in which Landlord is the lessee (or, at Landlord’s option, cause the lien of said mortgage, deed of trust or the interest of any lease in which Landlord is the lessee to be subordinated to this Lease) and to all advances made or hereafter to be made upon the security thereof.

19.2 Attornment. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord encumbering the Premises, or should a lease in which Landlord is the lessee be terminated, Tenant shall attorn to the purchaser or lessor under such lease upon any foreclosure, sale or lease termination and recognize the purchaser or lessor as Landlord under this Lease, provided that the purchaser or lessor shall acquire and accept the Premises subject to this Lease.

19.3 Estoppel Certificates. Tenant agrees, upon not less than ten (10) days following Tenant’s receipt of prior written notice from Landlord, to execute, acknowledge and deliver to Landlord, a statement in writing in such form as may reasonably be required by Landlord or Landlord’s beneficiary or transferee (“Tenant’s Certificate”), certifying: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications hereto, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the Minimum Monthly Rent and other sums payable under this Lease have been paid; (d) that there are no current defaults under this Lease by either Landlord or Tenant except as specified in such statement; and (e) such other matters respecting this Lease or the Premises as are reasonably requested. Landlord and Tenant intend that any statement delivered pursuant to this Section 19.3 may be relied upon by any existing or prospective mortgagee, beneficiary, encumbrancer, transferee or purchaser of the interest of Landlord in the Project, Premises or this Lease.

ARTICLE 20 — QUIET ENJOYMENT

Upon Tenant’s payment of Minimum Annual Rent and Additional Rent and its observation and performance of all of the covenants, terms and conditions of this Lease to be observed and performed by Tenant, Tenant shall peaceably and quietly hold and enjoy the Premises from and after delivery thereof to Tenant; subject, however, to (a) the rights of the parties as set forth in this Lease, (b) any deed of trust or ground or underlying leases to which this Lease is subordinate, and (c) all matters of record to which this Lease is subject; provided that none of the items specified in clause (c) above shall materially diminish the rights or materially increase the obligations of Tenant under this Lease, or materially interfere with or prevent the use of the Premises for the use specified in Section 1.9.

ARTICLE 21 — TITLE OF LANDLORD

This Lease is made subject to all matters of record, now or hereafter existing as such documents have been heretofore or may hereafter be supplemented, implemented, modified, replaced or amended, it being understood that none of the aforementioned documents shall prevent Tenant from using the Premises for the purpose set found in Section 1.9. Tenant agrees that, as to its leasehold estate, it and all persons in possession or holding under it will conform to and not contravene the provisions of said matters and, within ten (10) days after request therefor, shall execute and return to Landlord documents in recordable form subordinating this Lease to any matter now or hereafter of record..

ARTICLE 22 — MISCELLANEOUS

22.1 Notices. Every notice, demand or request (collectively “Notice”) required hereunder or by law to be given by either party to the other shall be in writing. Every provision of this Lease which provides that either party shall notify the other of any particular matter shall be governed by this Section. Notices shall be given by personal service or by United States certified or registered mail, postage prepaid, return receipt requested, or by same-day or overnight private courier, addressed to the party to be served at the address indicated in Section 1.12 or such other address as the party to be served may from time to time designate in a Notice to the other party. Notice personally served shall be effective when delivered to the party upon whom such Notice is served. If served by registered or certified mail, Notice shall be conclusively deemed served on the date shown on the return receipt, but if delivery is refused or the Notice is unclaimed, Notice shall conclusively be deemed given forty eight (48)hours after mailing. If served by telegram, mailgram or private courier, Notice to the addressee shall be conclusively deemed given as confirmed by the telegraphic agency or private courier service making delivery. Copies of any Notice shall be sent to the addresses, if any, designated for service of copies of Notices in Section 1.12: but the inadvertent failure to serve a copy of a Notice, either to the address so designated or in the manner provided in this Section, shall not render service of Notice invalid if the original Notice is served in accordance with this Section.

22.2 Financial Statements. Within fifteen (15) days after Landlord’s written request, Tenant shall furnish Landlord with financial statements or other reasonable financial information reflecting Tenant’s current financial condition, certified by Tenant or its financial officer. If Tenant is a publicly-traded corporation, delivery of Tenant’s last published financial information shall be satisfactory for purposes of this Section 22.2. Any information obtained from Tenant’s financial statements shall be confidential and shall not be disclosed other than to carry out the purposes of this Lease; provided, however, Landlord shall incur no liability for the inadvertent disclosure of any such information. Landlord may divulge the contents of any financial statements in connection with any financing arrangement or sale of Landlord’s interest in the Premises or Project or in connection with any administrative or judicial proceedings.

22.3Hazardous Materials.

      (a) Tenant, at its sole cost and expense, shall comply with all laws relating to the storage, use, handling and disposal of hazardous, toxic or radioactive matter including, without limitation, those materials identified in Sections 66680 and 66685 of Title 22 of the California Administrative Code, Division 4, Chapter 30 (“Title 22”). as amended from time to time (collectively, “Hazardous Materials”). Tenant represents and warrants, except for materials falling within the definition of “Hazardous Materials” which are normally used and properly disposed of in the ordinary course of Tenant’s business, or which are sold in Tenant’s store in the ordinary course of Tenant’s business, neither Tenant, nor its agents, servants, employees, contractors, nor anyone else acting on Tenant’s behalf will store, dispose of, produce, use, transport or manufacture any Hazardous Materials on the Premises or any portion of the Project. Tenant shall notify Landlord and provide to Landlord a copy or copies of the following environmental entitlements or inquiries related to the Premises: Notices of violation, notices to comply, citations, inquiries, reports filed pursuant to self-reporting requirements and reports filed pursuant to any governmental law or regulation relating to underground tanks.

      (b) The clean-up and disposal of any Hazardous Materials located or released onto or about the Project by Tenant or its agents, contractors or employees shall be performed by Tenant at Tenant’s sole cost and expense and shall be performed in accordance with all applicable laws, rules, regulations and ordinances, pursuant to a site assessment and removal/remediation plan prepared by a licensed and qualified geotechnical engineer and submitted to and approved in writing by Landlord prior to the commencement of any work. The foregoing notwithstanding, Landlord in Landlord’s sole and absolute discretion may elect, by written notice to Tenant, to perform the clean-up and disposal of such Hazardous Materials from the Premises and/or the Project. In such event, Tenant shall pay to Landlord the actual cost of same upon receipt from Landlord of Landlord’s written invoice therefor.

      (c) Notwithstanding any other term or provision of this Lease, Tenant shall permit Landlord or Landlord’s agents or employees to enter the Premises at any time, upon reasonable notice, to inspect, monitor and/or take emergency or long-term remedial action with respect to Hazardous Materials on or affecting the Premises or to discharge Tenant’s obligations hereunder with respect to such Hazardous Materials when Tenant has failed, after demand by Landlord, to do so. All costs and expenses incurred by Landlord in connection with performing Tenant’s obligations hereunder shall be reimbursed by Tenant to Landlord within ten (10) days of Tenant’s receipt of written request therefor.

      (d) In the event that any Hazardous Materials are discharged in the Premises or the Project by Landlord or any of its agents, servants, employees, contractors or anyone else acting on behalf of Landlord, and such discharge is required to be remediated pursuant to applicable laws or the same has a material and adverse affect upon Tenant’s use of or operation of its business from the Premises, Landlord shall diligently perform or cause to be performed the necessary clean-up of such Hazardous Materials on or affecting the Premises at no expense to Tenant. Notwithstanding the foregoing, if it is reasonably estimated that the clean-up of such Hazardous Materials will cause the Premises to be untenantable or require Tenant to close its business therein for more than two hundred seventy (270) days, Tenant shall each have the right to terminate this Lease upon written notice to Landlord within thirty (30) days after the date of the completion of an assessment of the discharge.

      (e) The indemnification agreements set forth in this Section 22.3 shall survive the expiration of the Lease, or the earlier termination thereof.

22.4 Project Remodeling. At any time during the Term, Landlord may remodel or expand, in any manner, the existing Project, which work may include the addition of shops and/or the addition of new buildings to the Project (collectively, the “Remodeled Center”). Landlord’s work will not unreasonably interfere with the normal operations of Tenant’s business from the Premises.

22.5Failure to Substantially Complete Premises. The parties hereby acknowledge that Landlord does not own the Project or any portion thereof, but is presently negotiating for the purchase of all or a portion of the Project area. Accordingly, notwithstanding anything to the contrary contained herein, (a) if for any reason whatsoever Substantial Completion of the Premises has not occurred on or before the last day of the twenty-fourth (24th) month following the Effective Date, or (b) if Landlord should at any time postpone or abandon the acquisition, development or construction of the Project or that portion of the Project in which the Premises are located, then either party may elect to terminate this Lease by giving thirty (30) days’ notice of such election to the other party. If such notice is given, this Lease and the rights and obligations of the parties pursuant to this Lease shall cease and terminate. If this Lease is terminated pursuant to this Section 22.5. neither party shall have any further or additional rights, remedies, claims or liability arising out of this Lease or the termination of this Lease, and the Existing Lease shall not terminate as provided in Section 4.3 above, but instead shall continue in full force and effect in accordance with the terms and conditions of the Existing Lease.

22.6 Trade Fixtures, Personal Property, and Alterations. Upon the expiration or earlier termination of the Term, Tenant shall remove from the Premises all of Tenant’s trade fixtures, furniture, equipment, signs, improvements, additions and Alterations to the extent such items are not permanently affixed to the Premises, and immediately repair any damage occasioned to the Premises by reason of such removal so as to leave the Premises in a neat and clean condition. Tenant may encumber or finance its movable fixtures and equipment installed in the Premises, and no such encumbrance or financing shall be deemed a Transfer, provided such encumbrance or financing creates a security interest in such movable fixtures and equipment, only, and confers no interest in the Premises. All trade fixtures, signs and other personal property installed in or attached to the Premises by Tenant must be new or like new when so installed or attached.

22.7Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, judicial orders, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes (except financial) beyond the reasonable control of the party obligated to perform, shall excuse the performance by that party and extend the time for performance by that party for a period equal to the prevention, delay or stoppage, except the obligations imposed with regard to Minimum Annual Rent and Additional Rent to be paid by Tenant pursuant to this Lease; provided the party prevented, delayed or stopped shall have given the other party written notice thereof within thirty (30) days of such event causing the prevention, delay or stoppage.

22.8 Termination and Holding Over. This Lease shall terminate without further notice upon the expiration of the Term. Tenant shall have no right to extend or renew this Lease upon the expiration of the Term. Upon the expiration or earlier termination of the Term, Tenant shall peaceably and quietly surrender the Premises broom-clean and in the same condition (including, at Landlord’s option, the demolition and removal of any Alterations made by Tenant to the Premises, unless at the time Landlord gave its consent to such Alterations, Landlord agreed in writing that Tenant would not have to demolish and remove such Alterations upon the termination of this Lease) as the Premises were in upon delivery of possession of same to Tenant by Landlord, reasonable wear and tear and any damage to the Premises which Tenant is not required to repair pursuant to Article 15 or Article 16 excepted. Tenant shall remove from the Premises all of Tenant’s trade fixtures, furniture, equipment, signs, improvements, additions and Alterations to the extent such items are not permanently affixed to the Premises, and immediately repair any damage occasioned to the Premises by reason of such removal so as to leave the Premises in a neat and clean condition. Should Tenant hold over in the Premises beyond the expiration or earlier termination of this Lease, the holding over shall not constitute a renewal or extension of this Lease or give Tenant any rights under this Lease. In such event, Landlord may, in its sole discretion, treat Tenant as a tenant at will, subject to all of the terms and conditions in this Lease, except that Minimum Annual Rent shall be an amount equal to one hundred fifty percent (150%) of Minimum Annual Rent which was payable by Tenant for the twelve (12) month period immediately preceding the expiration or earlier termination of this Lease.

22.9 Miscellaneous Provisions.

      (a) Any waiver by either party of a breach by the other party of a covenant of this Lease shall not be construed as a waiver of a subsequent breach of the same covenant. The consent or approval by either party to anything requiring such party’s consent or approval shall not be deemed a waiver of such party’s right to withhold consent or approval of any subsequent similar act. No breach of a covenant of this Lease shall be deemed to have been waived by the other party unless the waiver is in writing and is signed by such party.

      (b) Except as provided herein to the contrary, and subject to the specific limitations contained in Article 18. the respective rights and remedies of the parties specified in this Lease shall be cumulative and in addition to any rights and remedies not specified in this Lease. It is understood that there are no oral or written agreements or representations between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, agreements and understandings, if any, between Landlord and Tenant. No provision of this Lease may be amended except by an agreement in writing signed by Landlord and Tenant. If any provision of this Lease or the application of such provision to any person, entity or circumstance is found invalid or unenforceable by a court of competent jurisdiction, such determination shall not affect the other provisions of this Lease and all other provisions of this Lease shall be deemed valid and enforceable.

      (c) This Lease shall be governed by and construed in accordance with the laws of the State of California without giving effect to the choice of law provisions thereof.

      (d) Subject to the terms of this Lease, all rights and obligations of Landlord and Tenant under this Lease shall extend to and bind the respective heirs, executors, administrators and the permitted concessionaires, successors, subtenants and assignees of the parties. If there is more than one (1) Tenant hereunder, each shall be bound jointly and severally by the terms, covenants and agreements contained in this Lease.

      (e) Except for the delivery of possession of the Premises to Tenant, time is of the essence of all provisions of this Lease of which time is an element. For purposes of this Lease, a “business day” shall mean any day other than a Saturday, Sunday or a holiday recognized by the United States Postal Service.

      (f) If Tenant or Landlord is a corporation, partnership or limited liability company, each individual executing this Lease on behalf of the corporation or partnership (in his/her representative capacity only) represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of the corporation or partnership and that this Lease is binding upon the corporation or partnership.

      (g) Tenant shall observe faithfully and comply with, and shall cause its employees and invitees to observe faithfully and comply with, reasonable and nondiscriminatory rules and regulations governing the Project as may from time to time be promulgated by Landlord, which rules and regulations currently include the provisions of Exhibit B.

      (h) Landlord and Tenant each represent and warrant that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, and that it knows of no other real estate broker, agent or finder who is or might be entitled to a commission or fee in connection with this Lease. In the event of any claim for broker’s or finder’s fees or commissions in connection with this Lease, Landlord shall indemnify, hold harmless and defend Tenant from and against any and all liability, claims, demands, damages and costs (including, without limitation, reasonable attorneys’ fees and other litigation expenses) on account of such claim if it shall be based upon any statement, representation or agreement claimed to have been made by Landlord and Tenant shall indemnify, hold harmless and defend Landlord from and against any and all liability, claims, demands, damages and costs (including, without limitation, reasonable attorneys’ fees and other litigation expenses) on account of such claim if it shall be based upon any statement, representation or agreement claimed to have been made by Tenant.

      (i) Neither this Lease nor any memorandum hereof shall be recorded by either party hereto.

      (j) Should Landlord sell, exchange or assign this Lease (other than a conditional assignment as security for a loan), then Landlord, as transferor, shall be relieved of any and all obligations on the part of Landlord accruing under this Lease from and after the date of such transfer provided that Landlord’s successor in interest shall assume such obligations from and after such date. Written notice of any such transfer shall be given to Tenant.

      (k) Landlord and Tenant desire and intend that any disputes arising between them with respect to or in connection with this Lease be subject to expeditious resolution in a court trial without a jury. Therefore, landlord and Tenant each hereby waive the right to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action, proceeding or other hearing brought by either Landlord against Tenant or Tenant against Landlord on any matter whatsoever arising out of, or in any way connected with, this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises or any claim of injury or damage, or the enforcement of any remedy under any law, statute, or regulation, emergency or otherwise, now or hereafter in effect.

      (1) In the event either party shall institute any action or proceeding against the other party relating to this Lease, the unsuccessful party in such action or proceeding shall reimburse the successful party for its disbursements incurred in connection therewith and for its reasonable attorneys’ fees and costs as fixed by the court. In addition to the foregoing award of attorneys’ fees and costs to the successful party, the successful party in any lawsuit on this Lease shall be entitled to its attorneys’ fees and costs incurred in any post-judgment proceedings to collect or enforce the judgment. This provision is separate and several and shall survive the merger of this Lease into any judgment on this Lease.

22.10 Exhibits. The following Exhibits are attached to this Lease and, by this reference, made a part of this Lease.

Exhibit A — Site plan (the “Site Plan”) of the Project. Landlord, at any time, may change the shape, size, location, number and extent of the improvements shown on Exhibit A and eliminate, add or relocate any improvements to any portion of the Project, and may add land to and/or withdraw land from the Project. Notwithstanding the foregoing, Landlord agrees that no changes or additions to the buildings or Common Area immediately adjacent to the Premises shall, except temporarily and for periods of reasonable duration during the construction of any such changes or additions, do any of the following: (a) materially and adversely interfere with Tenant’s ability to operate its business from the Premises; or (b) materially and adversely impair ingress, egress or other access to or from the Premises. Landlord agrees that any such changes or additions shall be made in a manner consistent with first class Projects, and Landlord shall take reasonable steps to minimize the unreasonable adverse impact upon the Premises occasioned by any such changes or additions.

Exhibit B - Rules and Regulations.

Exhibit C - Construction Provisions.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease on the day and year first above written.

LANDLORD:	TENANT:
FRANKLIN STREET PROPERTIES, LLC	CENTRAL COAST BANK CORP.,
A California limited liability company	a California corporation
By: /s/ MATTHEW HOWARTH	By: /s/ HARRY D. WARDWELL
Print Name: Matt Howarth	Print Name: Harry D. Wardwell
Its: Partner	Its: President, Cypress Bank

EXHIBIT A
[GRAPHIC OMITTED]

EXHIBIT B
RULES AND REGULATIONS

      1. Tenant shall keep the Premises in a neat and clean condition, free from any objectionable noises, odors or nuisances, shall operate its business without unreasonable noise or vibration emanating from the Premises, and shall comply with all applicable health, safety and police laws, ordinances and regulations of any governmental authority having jurisdiction over the Premises or the Project; provided, however, the foregoing shall not be construed to require Tenant to perform any repairs which are the obligation of Landlord pursuant to this Lease. In addition, Tenant shall, at its sole cost and expense, keep Tenant’s installation and/or pick-up areas adjacent to the Building in a neat and clean condition, and shall be responsible for removing from the Project any litter or debris resulting from Tenant’s use of such installation and/or pick-up areas. Tenant shall not sell merchandise from vending machines or allow any coin or token operated vending machine on the Premises, except those provided for the convenience of Tenant’s employees and pay telephones provided for the convenience of its customers. Tenant shall deposit trash and rubbish only within receptacles approved by Landlord. Landlord shall cause trash receptacles to be emptied at Tenant’s cost and expense; provided, however, at Landlord’s option, Landlord may provide trash removal services, the cost of which shall be paid for by Tenant either (a) as a Common Area Expense, or (b) pursuant to an equitable proration of said costs by Landlord. Tenant shall not display or sell merchandise or allow cans, signs or any other object to be stored or to remain outside the Premises. Tenant shall not erect any aerial or antenna on the roof, exterior walls or any other portion of the Premises. Tenant shall not solicit or distribute materials in the Common Area. Landlord, from time to time, may establish further reasonable and non-discriminatory rules and regulations for the Project, and Tenant shall abide by same provided that they neither materially increase Tenant’s obligations nor materially diminish Tenant’s rights under this Lease. Tenant shall neither conduct on the Premises, nor advertise with respect to the Premises, any liquidation, “going out of business”, distress, “lost our lease” or similar sale.

      2. No advertising medium shall be utilized by Tenant which can be heard or seen outside the Premises including, without limitation, flashing lights, searchlights, loudspeakers, phonographs, radios or televisions; provided, however, Tenant shall be permitted to use music and video within the Premises as part of its merchandising so long as the volume of same is maintained at levels which do not cause disturbance of other tenants of the Project. Tenant shall not display, paint or place any handbill, bumper sticker or other advertising device on any vehicle parked in the Common Area. Tenant shall not distribute any handbills or other advertising matter in the Project.

      3. Tenant and its employees shall park their vehicles only in the parking areas from time to time designated for that purpose by Landlord (if such an employee parking area is designated). Without limiting the generality of the foregoing, if Landlord implements any program related to parking, parking facilities or transportation facilities including, but not limited to, any reasonable program of parking validation, employee shuttle transportation during peak traffic periods or other program to limit, control, enhance, regulate or assist parking by customers of the Project, Tenant agrees to participate in the program and to pay its proportionate share of the costs of the program under reasonable and nondiscriminatory rules and regulations from time to time established by Landlord, provided that a majority of the other retail tenants of the Project occupying premises with Floor Area equal to or less than that occupied by Tenant are also required by their leases to participate in and pay their proportionate shares of the costs of the program. Tenant shall furnish Landlord with a list of its and its employees’ vehicle license numbers at any time during the Term within fifteen (15) days after Landlord’s written request. Tenant acknowledges that Landlord shall have the right to cause to be towed any vehicle belonging to Tenant or Tenant’s employees parked in violation of these provisions and/or to attach violation stickers or notices to any such vehicle. Tenant agrees to assume responsibility for compliance by its employees with these parking provisions and to cooperate with Landlord and its agents in collecting all costs and expenses incurred by Landlord in connection with Landlord’s reasonable efforts to enforce such regulations from Tenant’s employees who violate same.

EXHIBIT C
CONSTRUCTION PROVISIONS

      1. Description of Landlord’s Work. Attached hereto as Schedule 1 and incorporated herein by this reference is a description of the improvements within the Premises which will be provided by Landlord at Landlord’s sole cost and expense (the “Landlord’s Work”). Following the Substantial Completion of the premises, Landlord shall not be liable for the condition of the Premises or for the performance of any work in the Premises except as specifically otherwise set forth in this Lease, provided that Landlord shall promptly correct any such punch-list items with respect to Landlord’s Work identified in written notice from Tenant to Landlord within sixty (60) days following the delivery of possession of the Premises to Tenant (or as soon thereafter as reasonably practicable). Landlord shall not be obligated to perform any work or provide any facilities in relation to the Premises or Project except as set forth in this Section 1. or as otherwise set forth in this Lease. Where two (2) types of materials or structures are indicated, Landlord will have the option of using either.

      2. Description of Tenant’s Work. The work to be done by Landlord in satisfying its obligation to construct the Premises under this Lease shall be limited to that described in Section 1 above. All other work to be done in the Premises shall be provided by Tenant at Tenant’s sole cost and expense (the “Tenant’s Work”). Tenant’s Work shall include, but shall not be limited to, the purchase and/or installation and/or performance of the following (including any and all applicable architectural and engineering fees therefor), except to the extent the same is included within Landlord’s Work, if applicable:

      A. Floors: Tenant shall provide all floor coverings and base in the Premises.
      B. Walls: Tenant shall construct all interior partition walls and shall provide all wall finishes.
      C. Plumbing: Tenant shall provide all additional plumbing beyond that provided for toilet room as Landlord's work.
      D. Gas Service: Tenant shall apply for and pay any fees associated with installation of a gas meter and shall pay for the extension of service lines to the Premises.
      E. Telephone: Tenant shall provide all telephone equipment and distribution systems and connections to main terminal backboard. All equipment required for Tenant's telephone will be located within Tenant's Premises.
      F. Fire Sprinklers: Tenant, at its sole cost and expense, shall modify the existing fire sprinkler system as required by building or fire officials.
      G. Signs: Tenant shall provide all storefront signs in conformance with the approved sign program for the Project. In addition to Landlord's approval, Tenant shall obtain the approval of all governmental entities having jurisdiction. The approval by Landlord is separate and in addition to local governmental approval. Tenant may maintain such professionally prepared interior signs as Tenant desires, subject to compliance with the requirements of all applicable governmental authorities.
      H. Utilities: Tenant shall apply for and pay all fees associated with all utility services and permits, any increase in the serving capacity of water, electrical, HVAC, sewer or gas services due to Tenant's requirements and any additional equipment necessitated thereby.

3. Provisions For Completion of Plans and Specifications and Construction of Premises,

(a) The procedure for approval of Tenant's plans and specifications is as follows:

      (i) Within thirty (30) days of receipt of a set of building plans, Tenant shall prepare and submit to Landlord four (4) sets of fully-dimensioned one-quarter inch (1/4”) or one-eighth inch (1/8”) scale drawings and specifications prepared by Tenant’s licensed architect at Tenant’s expense, which drawings shall indicate clearly and in detail all specific changes and alterations to the Premises including, but not limited to, the storefront, interior partitions, fixture plans, plumbing, lighting, electrical outlets and all of Tenant’s Work, as described above. Any and all such plans shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. Landlord shall have ten (10) business days within which to approve or disapprove Tenant’s proposed plans. In the event Landlord shall disapprove Tenant’s plans, Landlord shall provide Tenant with written objections, and Tenant shall have ten (10) business days within which to amend its proposed plans and incorporate Landlord’s required changes. Landlord’s review of plans and specifications for Tenant’s Work as set forth herein, shall be for Landlord’s sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, compliance with laws or other like matters. Accordingly, notwithstanding that any plans and specifications for Tenant’s Work are reviewed by Landlord or its space planner, architect, engineers and/or consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers and/or consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the plans and specifications for Tenant’s Work, and Tenant’s waiver and indemnity set forth in Section 14.5 of this Lease shall specifically apply to the plans and specifications for Tenant’s Work.

      (ii) Upon Landlord's approval of Tenant's proposed plans. Tenant shall promptly submit such approved plans to the appropriate governmental authority for plan checking and the issuance of a building permit. In the event such governmental authority requires any changes to such approved plans prior to the issuance of a building permit, Tenant shall, at its sole cost and expense, promptly change such plans pursuant to such governmental request and submit such changed plans to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Landlord shall have five (5) business days within which to approve or disapprove such changed plans. In the event Landlord shall disapprove such changed plans, Landlord shall provide Tenant with written objections, and Tenant shall have five (5) business days within which to amend such plans and incorporate Landlord’s required changes. Upon Landlord’s approval of the changed plans, Tenant shall promptly resubmit such plans to the appropriate governmental authority for plan checking and the issuance of a building permit as previously set forth in this Subparagraph (b). Upon Tenant’s receipt of a building permit and any other necessary governmental approvals for Tenant’s Work based upon plans approved by Landlord (the “Final Approved Plans”), and delivery of possession of the Premises, Tenant shall promptly commence construction of Tenant’s Work and shall diligently pursue such construction to completion in accordance with the Final Approved Plans.

      (iii) No changes, modifications or alterations to the Final Approved Plans may be made without the prior written consent of Landlord, which approval shall not be unreasonably withheld or delayed. Any additional costs and expenses including, without limitation, increased fees which Landlord is required to pay for architectural, engineering and other similar services that are made necessary by reason of any change, modification or alteration to the Final Approved Plans, any additional construction costs including costs of change orders charged by Landlord’s contractor and any and all other costs, expenses and/or damages incurred or suffered by Landlord by reason of the changes, modifications or alterations to the Final Approved Plans and any delays to the extent caused by such changes, modifications or alterations to the Final Approved Plans shall be at the sole cost and expense of Tenant and shall be paid by Tenant to Landlord (based upon a reasonably detailed estimate of such cost and expense which shall be subject to Tenant’s written approval as a condition to Landlord’s obligation to consent to such proposed changes, modifications or alterations) before the performance of the work requested by Tenant.

      (b) Tenant shall not commence any work in the Premises unless and until the following conditions have been met: (i) Final Approved Plans shall have been achieved; (ii) Landlord shall have reasonably approved Tenant’s contractor; (iii) Tenant shall have obtained all permits and approvals from all appropriate governmental authorities for the Tenant’s Work and shall furnish Landlord with copies of all such permits; (iv) Tenant, its contractor and subcontractors (collectively, “Tenant’s Agents”) shall have procured all insurance required under the provisions of this Lease and shall have furnished Landlord with certificates of such insurance in accordance with the provisions of this Lease; and (v) Landlord shall have consented to the commencement of Tenant’s Work, which consent shall not be unreasonably withheld or delayed.

      (c)   (i) The Tenant’s Work shall be constructed in accordance with the Final Approved Plans in a good and workmanlike manner and in compliance with all applicable laws. Neither Tenant nor Tenant’s Agents shall interfere with, obstruct, or delay, any other work in the Premises or customary Common Area use or operations of other Project occupants. Tenant and Tenant’s Agents shall abide by all reasonable rules made by Landlord’s contractor and provided to Tenant or Tenant’s contractor in writing with respect to the storage of materials and coordination of work with other work being performed in the Project. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant’s Work for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Rent Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant’s Work, and/or the Premises and/or Common Areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant’s Work shall be written such that such guarantees or warranties shall inure to the benefit of Landlord and Tenant, as their respective interests may appear, and can be directly enforced by any of them. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

      (ii) All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry commercial general liability insurance in an amount not less than One Million Dollars ($1,000,000.00) combined single limit for personal injury, bodily injury and property damage, naming Landlord, and at Landlord’s option, Landlord’s lender, each as an additional insured thereunder, with companies meeting the standards set forth in Section 14.2 of the Lease, and the policies therefor shall inure to the benefit of Tenant and Landlord, as their interests may appear. Certificates for all insurance carried pursuant hereto shall be delivered to Landlord before the commencement of construction of the Tenant’s Work and all such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant’s Work is damaged by any cause during the course of the construction thereof, Tenant shall diligently proceed to repair the same at Tenant’s sole cost and expense. Tenant and Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant’s Work is completed. All insurance required hereunder (except Workers’s Compensation) shall preclude subrogation claims by the insurer against anyone insured thereunder and shall provide that it is primary insurance as respects Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder.

      (iii) Within ten (10) days after completion of construction of the Tenant’s Work, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Project is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so within a reasonable period following written notice from Landlord, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. Within thirty (30) days following the completion of the Tenant’s Work, Tenant shall deliver to Landlord a set of as-built drawings for the Premises. Tenant shall obtain a certificate of occupancy for the Premises promptly following completion of the Tenant’s Work.

4. Allowance. Tenant shall be entitled to a one-time allowance (the “Allowance”) in an amount equal to Fifty Thousand Dollars ($50,000.00) less the aggregate sum of base rent under the Existing Lease abated pursuant to Section 4.3 of the Lease of which this Exhibit is a part, for the costs of construction of the Tenant’s Work. The Allowance shall be disbursed to Tenant within thirty (30) days following the last to occur of (i) Tenant’s delivery of properly executed mechanic’s lien releases in compliance with applicable laws with respect to Tenant’s Work, and (ii) substantial completion of Tenant’s Work and opening for business to the public from the Premises in accordance with the terms and conditions of this Lease.

5. Operation from Existing Premises During Construction. Tenant may continue in occupancy under the Existing Lease so long as the same is permitted by applicable governmental authorities during the performance of Landlord’s Work, and during such period, Landlord shall use reasonable efforts and diligence to provide Tenant with reasonable means of access to the Existing Premises and parking areas serving the Existing Premises, provided that the parties shall coordinate activities so as to allow for Landlord’s construction to be performed without increase in cost or delays in time for performance.

SCHEDULE 1
Description of Landlord’s Work

1. Landlord agrees to construct for the Tenant the area designated as Demised Premises on Exhibit “A”. Landlord shall prepare, at his sole cost and expense, plans and specifications for the site work at the Shopping Center, the improvements comprising the Shopping Center and Landlord’s Work. Landlord’s Work shall be completed in accordance with all applicable governing codes and in a good and workmanlike manner.

      A. Floors: Landlord shall provide a smooth finished concrete slab without floor covering or base. The floor shall be one (1) level without depressions.

      B. Storefront: Landlord shall provide and install a storefront per Landlord's architect's design with a glass entry door/doors as shown on Landlord's drawings, the color of which shall be selected by Landlord's architect.

      C. Demising Wall: Landlord shall provide 5/8" gypsum board on metal or wood stud wall, concrete masonry unit, and/or concrete walls ready for paint. No paint or other finish shall be provided.

      D. Electrical: Landlord shall provide electrical service consisting of a 200 amp 120/208V meter/main section in a designated electrical room or area, conduit and wire to a minimum 24 circuit electrical panel within Tenant's premises. Electrical meter is Tenant's responsibility.

      E. Heating, Ventilating, and Air Conditioning (“HVAC” herein): Landlord shall provide a fully operational packaged rooftop air conditioning and heating unit which will be installed by Landlord’s HVAC contractor. Such air conditioning unit to accommodate a minimum of one (1) ton per 400 square feet of leasable area. The HVAC system to include ducts, grilles and thermostat. The toilet room shall be ventilated as required by code.

      F. Telephone: Landlord shall supply one (1) telephone outlet at the rear of the Premises with conduit stubbed above Tenant's suspended ceiling. A one inch conduit shall extend from Tenant's Premises to a designated main telephone backboard.

      G. Fire Sprinklers: Landlord shall provide a fire sprinkler system to a density and head spacing conforming with NFP A and local fire jurisdiction for light hazard occupancies to Factory Mutual standards. (Note: Tenant shall make any modifications made necessary by Tenant's Work or Tenant's use of the Premises.)

      H. Gas Service: Landlord shall provide gas line and meter to a designated exterior location in accordance with Landlord' working drawings and specifications.

      I. Rear Door: Landlord shall provide a painted 3' x 7' hollow (or solid, if required) metal door with standard lockset only if indicated on plans.

      J. Lighting: Three rows of four (4) tube recessed fluorescent fixtures shall be provided with such fixtures 10' on center located 5' on center from demising wall.

      K. Electrical Outlets: Landlord shall provide 110 volt duplex wall and ceiling receptacles as required by code. A minimum often (10) wall receptacles shall be located in the sales area and one (1) receptacle in each toilet room.

      L. Toilet Room: Landlord shall provide two toilet rooms with the following in each: One (1) water closet, one (1) lavatory, one (1) exhaust fan, one (1) light fixture with switch, one (1) 110 volt duplex wall receptacle, 4’ high marlite wainscot as required by local code, and as shown on Landlord’s drawings. Sheet vinyl floor coverings with rubber base shall be provided. A dedicated circuit is provided for the purpose of future “insta-hot” type water heater by Tenant. Toilet room shall comply with Uniform Building Code handicap requirements.

      M. Ceiling: Landlord shall provide 24" x 48" x 5/8" acoustical tile in a 24" x 24" regular pattern finish and white metal "T" bar suspended grid. Ceiling height shall be ten (10) feet or as indicated on the drawings.

      N. Sign Lighting: Landlord shall provide sign lighting circuit and junction box on a common area "house" electrical meter. Junction box shall be located by Landlord and Tenant shall be responsible to connect thereto.

      O. Tenants Responsibility: All improvements other than those itemized above to be provided by Tenant at its sole cost and expense, including design and engineering fees.

AMENDMENT

Amendment to that certain lease agreement dated April 16, 1998 by and between J & E Esperanca Investments H, LLC, a California limited liability company, successor in interest to Joseph A. Esperanca, Sr.5 an individual, Evelyn J. Esperanca, an individual, and Franklin Street Properties, LLC, a California limited liability company, (“Landlord”) and Central Coast Bank Corp., a California corporation, (“Tenant”) for the premises commonly known as 228 Reservation Road, Marina, CA 93933 consisting of ± 3,000 square feet of floor area (hereinafter referred to as the “Lease”).

RECITALS

A. WHEREAS, the primary leased term of the Lease expired on November 30, 2004; and

B. WHEREAS, the Lease contains in favor of Tenant three (3) separate and distinct renewal options, each of five (5) years duration; and

C. WHEREAS, Tenant is desirous of exercising its first renewal option; and

D. WHEREAS, Landlord and Tenant have reached agreement as to the Minimum Annual Rent to be payable by Tenant to Landlord during the first renewal option period;

NOW, THEREFORE, the Lease is hereby amended, modified and supplemented as hereinbelow set forth.

AGREEMENT

1. Landlord and Tenant do hereby re-affirm to each other the validity of the Lease, as amended by this Amendment, and agree to keep, honor and observe each and every provision contained therein.

2. Tenant does hereby irrevocably exercise its first renewal option on the same terms and conditions as contained within the Lease except that the Minimum Annual Rent payable during the first renewal option period shall be as provided for in this Amendment.

3. The first renewal option period shall commence on December 1, 2004 and expire on November 30, 2009, unless sooner terminated pursuant to the Lease. 4. The Minimum Annual Rent payable by Tenant to Landlord during the first renewal option period shall be as follows:

      (a) Sixty three thousand and 00/100—Dollars ($63,000.00) per annum during the period December 1, 2004 through November 30, 2005, payable in equal monthly installments due on the first (1st) day of each month in the amount of five thousand two hundred fifty and 00/100—Dollars ($5,250.00); and then

      (b) Sixty four thousand nine hundred twenty and 00/100—Dollars ($64,920.00) per annum during the period December 1, 2005 through November 30, 2006, payable in equal monthly installments due on the first (1st) day of each month in the amount of five thousand four hundred ten and 00/100—Dollars ($5,410.00); and then

      (c) Sixty six thousand eight hundred forty and 00/100—Dollars ($66,840.00) per annum during the period December 1, 2006 through November 30, 2007, payable in equal monthly installments due on the first (1st) day of each month in the amount of five thousand five hundred seventy and 00/100—-Dollars ($5,570.00); and then

      (d) Sixty eight thousand eight hundred eighty and 00/100—Dollars ($68,880.00) per annum during the period December 1, 2007 through November 30, 2008, payable in equal monthly installments due on the first (1st) day of each month in the amount of five thousand seven hundred forty and 00/100—Dollars ($5,740.00); and then

      (e) Seventy thousand nine hundred twenty and 00/100--Dollars ($70,920.00) per annum during the period December 1, 2008 through November 30, 2009, payable in equal monthly installments due on the first (1st) day of each month in the amount of five thousand nine hundred ten and 00/100—Dollars ($5,910.00).

5. Within ten (10) days of mutual execution hereof, Tenant shall remit in cash to Landlord a lump sum of eleven thousand two hundred thirty eight and 00/100—Dollars ($11,238.00) representing additional minimum rent due Landlord for the December 1, 2004 through May 31, 2005 time period calculated as the product of five thousand two hundred fifty and 00/100—Dollars ($5,250.00) per month due less three thousand three hundred seventy seven and 00/100—Dollars ($3,377.00) per month received multiplied by six (6) months.

6. Landlord and Tenant do hereby agree that there remains in favor of Tenant two (2) additional renewal options, each of five (5) years duration, from and after November 30, 2009.

7. Landlord and Tenant do hereby agree that the Minimum Annual Rent to be payable by Tenant to Landlord during the second and/or third and final renewal option, if exercised, shall be at the then current fair market rental value to be determined in accordance with Sections 3.2 (a), (b) and (c) of the Lease.

8. In the event of conflicting provisions between the Lease and this Amendment, the provisions of this Amendment shall take precedence, control and apply.

In all other respects, the Lease shall remain in full force and effect without further amendment, modification or supplement.

Dated this 25th day of May, 2005

LANDLORD

J & E Esperanca Investments II, LLC,
a California limited liability company

By: /s/ CHARLES E. BELLIG
      Charles E. Bellig,
      authorized agent

TENANT

Central Coast Bancorp
A California coporation

By: /s/ HARRY D. WARDWELL       Harry D. Wardwell

Title: Senior Vice President, Branch Administrator

By: ___________________________________

Name Printed: _________________________

Title:_________________________________